UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14-A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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STANDARD MOTOR PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

April 19, 2011

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Standard Motor Products, Inc. to be held at the offices of JPMorgan Chase, 277 Park Avenue, New York, NY 10172, on Thursday, May 19, 2011 at 2:00 p.m. (Eastern Daylight Time).

At the Annual Meeting, you will be asked to: (a) elect nine directors; (b) approve amendments to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan; (c) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our 2011 fiscal year; (d) consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers; and (e) consider and vote upon a non-binding, advisory proposal as to the frequency (every one, two or three years) with which non-binding stockholder votes to approve the compensation of our named executive officers should be conducted in the future.

The formal notice of the Annual Meeting, the Proxy Statement and the Proxy Card are enclosed. We have also enclosed a copy of our Annual Report to Stockholders, which includes our Form 10-K for our 2010 fiscal year.

YOUR VOTE IS IMPORTANT! The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs and invites you to attend the Annual Meeting in person. It is important, however, that your shares be represented at the Annual Meeting, and for that reason, we ask that whether or not you expect to attend the Annual Meeting, you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. Unless you provide specific instructions as to how to vote, brokers may not vote your shares in connection with the election of directors, the proposed amendments to the 2006 Omnibus Incentive Plan, the advisory vote on the compensation of our named executive officers, or the advisory proposal regarding the frequency of future non-binding stockholder votes to approve the compensation of our named executive officers.

On behalf of the Board of Directors, I would like to thank you for your continued support of the Company. I look forward to seeing you at the Annual Meeting.

Sincerely,

Lawrence I. Sills
Chairman of the Board and
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2011—this Proxy Statement and Annual Report are available at www.smpcorp.com under “Investor Relations—Proxy Statements” and “—Annual Reports”.

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2011

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of STANDARD MOTOR PRODUCTS, INC. (the “Company”) will be held at the offices of JPMorgan Chase, 277 Park Avenue, New York, NY 10172, on Thursday, May 19, 2011 at 2:00 p.m. (Eastern Daylight Time). The Annual Meeting will be held for the following purposes:

1.	To elect nine directors of the Company, all of whom shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve amendments to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

4.	To consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers;

5.
To consider and vote upon a non-binding, advisory proposal as to the frequency (every one, two or three years) with which non-binding stockholder votes to approve the compensation of our named executive officers should be conducted in the future; and

6.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.  The Board of Directors has fixed the close of business on April 8, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the Annual Meeting, please vote, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and return it in the pre-addressed envelope, to which no postage need be affixed if mailed within the United States.

By Order of the Board of Directors

Carmine J. Broccole
Vice President General Counsel
and Secretary

Long Island City, New York
April 19, 2011

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2011

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Motor Products, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on May 19, 2011 or at any adjournment thereof. Proxy material is first being mailed on or about April 19, 2011.

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION

Information as to Voting Securities

The close of business on April 8, 2011 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The total number of shares of Common Stock outstanding and entitled to vote on April 8, 2011 was 22,843,742. Holders of Common Stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on the record date.

In order to conduct business at the Annual Meeting, our By-laws require the presence in person or by proxy of stockholders holding a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the matters presented at the Annual Meeting. If a quorum is not present, a vote cannot occur, and our Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxy cards received by us but marked “Withheld,” abstentions and broker non-votes will be included in the calculation of the number of shares considered in determining whether or not a quorum exists. Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “routine matters,” but will not be allowed to vote your shares with respect to certain “non-routine matters”. The ratification of KPMG LLP as our independent registered public accounting firm (Proposal No. 3) is considered to be a routine matter under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. However, the election of directors (Proposal No. 1), the approval of the amendments to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan (Proposal No. 2), the advisory resolution to approve the compensation of our named executive officers (Proposal No. 4), and the advisory proposal as to the frequency of future non-binding stockholder votes to approve the compensation of our named executive officers (Proposal No. 5), are “non-routine matters”. Your broker will not be able to vote your shares with respect to these non-routine matters if you have not provided instructions to your broker, and those votes will be counted as broker non-votes. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal. We strongly encourage you to submit your proxy card and exercise your right to vote as a stockholder.

Voting and Revocation of Proxies

You can vote your shares by completing and returning a proxy card or by voting in person. If you hold your shares in “street name,” you should provide your broker or other nominee with voting instructions to ensure that your shares are voted.

The persons named in the accompanying form of proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received on time. With respect to the election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees.  With respect to Proposals No. 2, 3 and 4, stockholders may vote For or Against the proposal or Abstain from voting with respect to the proposal. With respect to Proposal No. 5, stockholders may vote for a frequency of 1 year, 2 years, or 3 years, or may Abstain from voting on the proposal.  Stockholders should specify their choices on the accompanying proxy card. In the absence of specific instructions, proxies so received will be voted: (1) “FOR” the election of all of the named nominees to the Company’s Board of Directors; (2) “FOR” the amendments to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan; (3) “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm; (4) “FOR” the advisory resolution approving the compensation of our named executive officers; (5) for a frequency of every “THREE YEARS” for future non-binding stockholder advisory votes on the compensation of our named executive officers; and (6) in accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

Proxies are revocable at any time before they are exercised by (a) sending in a later-dated proxy (with the same or other instructions), (b) appearing at the Annual Meeting and voting in person, or (c) notifying Carmine J. Broccole, Secretary of the Company, that the proxy is revoked via fax at 718-784-3284 or via mail to 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com. If you hold shares through a bank or brokerage firm, you must contact that bank or firm to revoke any prior voting instructions.

Votes Required

Nominees receiving a plurality of the votes cast will be elected as directors. Approval of each of Proposals No. 2, 3 and 4 requires that the votes cast in favor of the respective proposal exceed the number of votes cast against the proposal. For Proposal No. 5, the frequency for future non-binding advisory votes on executive compensation receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders approve. However, with respect to Proposals No. 4 and 5, because your vote is advisory, it will not be binding on the Board or the Company, but the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote on the compensation of our named executive officers. Only those votes cast “FOR” or “AGAINST” a proposal and for a frequency period regarding advisory votes on the compensation of our named executive officers are used in determining the results of a vote. An abstention or a broker non-vote shall not constitute a vote cast.

Method and Expense of Proxy Solicitation

The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by employees of the Company at nominal cost.

The Company does not expect to pay compensation for any solicitation of proxies but may pay brokers and other persons holding shares in their names, or in the name of nominees, their expenses for sending proxy material to beneficial owners for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Unless individual stockholders specify otherwise, each executed proxy will be voted “FOR” the election to the Board of Directors of the nine nominees named below, all of whom are currently directors of the Company.

Information Regarding Nominees

The following paragraphs provide information, as of the date of this proxy statement, about each nominee. The information includes each director’s age, all positions they hold, their principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which they currently serve as a director or for which they have served as a director at any time during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Each person listed below has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee listed below unavailable.

Name of Director	Position with the Company	Age	Director Since
Lawrence I. Sills	Chairman of the Board and Chief Executive Officer	71	1986
William H. Turner(1)(2)	Presiding Independent Director	71	1990
Robert M. Gerrity(1)(3)	Director	73	1996
Pamela Forbes Lieberman(1)(5)	Director	57	2007
Arthur S. Sills	Director	67	1995
Peter J. Sills	Director	64	2004
Frederick D. Sturdivant(1)(5)	Director	73	2001
Richard S. Ward(1)(4)	Director	70	2004
Roger M. Widmann(1)(5)(6)	Director	71	2005

(1)	Member of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee.

(2)	Chairman of the Audit Committee.

(3)	Chairman of the Compensation and Management Development Committee.

(4)	Chairman of the Nominating and Corporate Governance Committee.

(5)	Member of the Strategic Planning Committee.

(6)	Chairman of the Strategic Planning Committee.

Lawrence I. Sills has served as our Chairman of the Board and Chief Executive Officer since December 2000 and has been a director of the Company since 1986. From 1986 to 2000, Mr. Sills served as our President and Chief Operating Officer. From 1983 to 1986, he served as our Vice President of Operations. Mr. Sills is the brother of Arthur S. Sills and Peter J. Sills, each a director of the Company, and is the father of Eric Sills, our Vice President Engine Management Division.

We believe Mr. Sills’ qualifications to serve as a director and our Chairman of the Board include his wealth of experience and the business understanding that Mr. Sills has obtained from over 40 years of working in various capacities at the Company and in the automotive industry. Mr. Sills’ knowledge of all aspects of the Company’s business and its history, position him well to serve as our Chairman and Chief Executive Officer. In addition, we believe Mr. Sills’ qualifications to sit on our Board include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

William H. Turner has served as our Presiding Independent Director since January 2006 and as a director of the Company since May 1990. He also serves as a director of Ameriprise Financial, Inc. and Volt Information Sciences, Inc. Formerly, Mr. Turner served as a director of Franklin Electronic Publishers, Inc. and New Jersey Resources Corporation. Since 1985, he has served as the Chairman of the International College of Beirut and, from June 2008 to January 2010, as Acting Dean of the Business School at Montclair State University. From 2004 to 2008, Mr. Turner was the Dean of the College of Business at Stony Brook University. Mr. Turner served as the Senior Partner of Summus Ltd., a consulting firm, from 2002 to 2004. From 1997 to 2002, he served in various capacities at PNC Bank NJ, including President, Chief Executive Officer and Chairman Northeast Region. He was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Inc. from 1996 to 1997. Prior to that time, he was the Vice Chairman of Chase Manhattan Bank and its predecessor, Chemical Banking Corporation.

We believe Mr. Turner’s qualifications to serve as a director and our Presiding Independent Director include his extensive executive leadership and financial and managerial experience. His service as Chief Executive Officer and Vice Chairman at several banking institutions make him a valuable asset to our Board, and has provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at other large corporations, as well as the deep understanding of our Company that he has acquired in two decades of service on our Board, make him a valuable advisor.

Robert M. Gerrity has served as a director of the Company since July 1996. Mr. Gerrity also serves as a director of Rimrock Corporation and Polyair Inter Pack Inc. Mr. Gerrity is the Chairman of the Industrial Group of Glencoe Capital, a private equity firm, and is a director and principal of Gerrity Partners, a Board consulting business. Formerly, he served as a director of Federal Signal Corporation, Birmingham Steel Corporation, Joy Global Inc. (formerly Harnischfeger Industries), Libralter Engineering Systems, Rubbermaid Corporation, and New Holland n.v. Prior to 1995, he served in a variety of manufacturing, engineering and management positions with the Ford Motor Company including Chief Executive Officer of Ford New Holland and Ford of Brazil.

We believe Mr. Gerrity’s qualifications to serve as a director include his extensive business experience, including serving as Chief Executive Officer with global companies, such as Ford Motor Company. Mr. Gerrity has a unique perspective to offer the Board on a variety of automotive-related issues. His experience serving on the governance, audit and compensation committees (including as chairman) of several public companies and his knowledge of restructuring, mergers and acquisitions also provide valuable insight to our Board.

           Pamela Forbes Lieberman has served as a director of the Company since August 2007. Ms. Forbes Lieberman also serves as a director of A.M. Castle & Co. and VWR Funding, Inc. and serves as a member of the advisory board of WHI Capital Partners, a private equity firm. From March 2006 to August 2006, Ms. Forbes Lieberman served as Interim Chief Operating Officer of Entertainment Resource, Inc. Ms. Forbes Lieberman also served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) from November 2001 to November 2004, as TruServ’s Chief Operating Officer and Chief Financial Officer from July 2001 to November 2001, and as TruServ’s Chief Financial Officer from March 2001 to June 2001. Prior to March 2001, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., Martin-Brower, and Fel-Pro Inc. and served as an automotive industry consultant from 1998 to 1999. Ms. Forbes Lieberman is a Certified Public Accountant.

We believe Ms. Forbes Lieberman’s qualifications to serve as a director include her years of executive experience, including serving as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, for distribution and automotive companies. She brings demonstrated management ability at senior levels to the Board and insights into the operational requirements of a large company.  In addition, her knowledge of public and financial accounting matters, logistics, and business strategy provides valuable insight to our Board.

Arthur S. Sills has served as a director of the Company since October 1995. Mr. Sills was an educator and administrator in the Massachusetts school districts for 30 years prior to his retirement in 2000. Mr. Sills is the brother of Lawrence I. Sills and Peter J. Sills, and is the uncle of Eric Sills.

We believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, his 15 years of experience as a director, his knowledge of the Company acquired over many years, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

Peter J. Sills has served as a director of the Company since July 2004 and from December 2000 to May 2004. Mr. Sills is a writer and an attorney. Mr. Sills is the brother of Arthur S. Sills and Lawrence I. Sills, and is the uncle of Eric Sills.

We believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other stockholders, his knowledge and experience with the Company, which he acquired over many years, his legal background, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

Frederick D. Sturdivant has served as a director of the Company since December 2001. Mr. Sturdivant is a director of Dennen Steel, an independent consultant, and has served as a Visiting Professor at the Warrington College of Business at the University of Florida since 2004. From 2000 to 2002, Mr. Sturdivant was Chairman of Reinventures LLC. From 1998 to 2000, he was Executive Managing Director of Navigant Consulting. From 1996 to 1998, he was President of Index Research and Advisory Services, a subsidiary of Computer Sciences Corporation. Previously, he served as a director of Fel-Pro, Inc., State Savings Bank, Columbus, and The Progressive Corporation. After completing his Ph.D. at Northwestern University, Mr. Sturdivant held professorships at the University of Southern California, the University of Texas at Austin, the Harvard Business School, and an endowed chair at Ohio State University.

We believe Mr. Sturdivant’s qualifications to serve as a director include his years of experience providing strategic advisory services to complex organizations in the areas of corporate strategy, marketing, management, information technology, distribution and environmental analysis. His knowledge of corporate strategy development and his organizational acumen provide valuable insight to our Board.

Richard S. Ward has served as a director of the Company since July 2004. Mr. Ward also serves as a member of the University of Virginia School of Law Business Advisory Council, the American Law Institute, the Association of General Counsel, and the Board of Trustees (Executive Committee) of the International College of Beirut, Lebanon. Mr. Ward is a private investor and legal consultant. In 2000, Mr. Ward served as Chairman of the Large, Complex Case Committee of the American Arbitration Association. From 1969 to 1998, he served in various legal and managerial capacities at ITT Corporation, including Executive Vice President, General Counsel and Corporate Secretary, and served as a member of the ITT Management Committee. Previously, he served on the Boards of the American Arbitration Association, STC plc, a British telecommunications company, ITT Sheraton Corporation, First State Insurance Company, Boeing Industrial Technology Group Corporation, and Caesars World, Inc. Mr. Ward is a member of the Bars of New York and Virginia, and is admitted to practice before the U.S. Court of International Trade and the U.S. Court of Appeals for the Federal Circuit.

We believe Mr. Ward’s qualifications to serve as a director include his experience as an executive officer of an international engineering and manufacturing company, and his legal and corporate governance expertise. His knowledge of the complex legal and governance issues facing multi-national companies and his understanding of what makes businesses work effectively and efficiently provide valuable insight to our Board.

Roger M. Widmann has served as a director of the Company since May 2005. Mr. Widmann also serves as a director of GigaBeam Corporation and Cedar Shopping Centers, Inc. He currently serves as the Chairman of Keystone National Group (a private equity fund of funds), a director of the March of Dimes of Greater New York, the Vice Chair of Oxfam America, a senior moderator of the Aspen Seminar at The Aspen Institute and the Liberty Fellowship (South Carolina), and a senior mentor of the Henry Crown Fellowship Program. From 1974 to 2004, he previously served as a director and, most recently, as Chairman of the Board of Lydall, Inc., a manufacturing company, and from 1997 to 2004, he was a principal of Tanner & Co., Inc., an investment banking firm. Prior to that time, he was the Senior Managing Director of Chemical Securities Inc. (now JPMorgan Chase Corporation).

We believe Mr. Widmann’s qualifications to serve as a director include his approximately 30 years experience in leading a manufacturing corporation as a director and Chairman and his experience as a principal of an investment banking firm. His demonstrated leadership capability and his extensive knowledge of complex financial and operational issues provide our Board with greater insight into the concerns of stockholders, investors, analysts and those in the financial community. The depth and breadth of his experience at such companies makes him a valuable advisor to our Board.

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

PROPOSAL 2

AMENDMENTS TO THE STANDARD MOTOR PRODUCTS, INC.
2006 OMNIBUS INCENTIVE PLAN

General

We are asking our stockholders to approve amendments to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan (the “Plan”) to (a) increase the total number of shares of common stock available for award under the Plan from 700,000 to 1,900,000 shares and (b) clarify that the restriction in the Plan prohibiting the repricing of options and stock appreciation rights (SARs) without stockholder approval includes a prohibition on cash buyouts. In March 2011, our Board of Directors approved these amendments, subject to approval from our stockholders at the Annual Meeting. If the stockholders approve the amendments to the Plan, the amendments will be effective as of the date of the Annual Meeting.  If the proposed amendments to the Plan are not approved, the Plan will continue as currently in effect until amended in accordance with its terms. The Company’s executive officers and directors have interests in this proposal.

The Plan was originally approved by our stockholders at the Company’s Annual Meeting on May 18, 2006. At that time, the Plan replaced our existing stock option plans and became the Company’s only plan for providing stock-based incentive compensation to our eligible employees, independent directors and other eligible persons.

Under the Plan, we currently are authorized to award up to an aggregate of 700,000 shares of common stock to our officers, directors, employees, advisors and consultants. As of December 31, 2010, there were 195,875 shares of common stock available for future grants under the Plan. The Board believes that the 195,875 shares currently available for future grants under the Plan are insufficient to meet our long-term incentive needs. If the Plan amendments are approved, we will have an aggregate of 1,395,875 shares available for future grants under the Plan, which the Board believes will be sufficient for a reasonable period.

 Burn rate (also called run rate) measures a company’s pattern of granting equity awards as a percentage of total shares outstanding. It takes into consideration the type of equity award, such as stock options or restricted stock, and the volatility of the company’s stock price. ISS, which provides proxy advisory services to institutions and others, analyzes historic burn rates. Historic burn rates that exceed the average burn rate of the applicable peer industry by more than one standard deviation can result in an unfavorable vote recommendation from ISS. Our three-year average burn rate from 2008 to 2010 was 0.97%, which compares favorably to the ISS burn rate threshold for our industry of 3.25%.

If the Plan amendments are approved, Sections 4.1(a), 4.1(b) and 18.1 of the Plan would be amended to read in their entirety as follows:

“4.1Number of Shares Available for Awards.

(a)
Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants under this Plan on or after the Effective Date shall be One Million Nine Hundred Thousand (1,900,000) Shares (the “Share Authorization”).

(b)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be One Million Nine Hundred Thousand (1,900,000) Shares.

18.1
Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, repurchased (including cash buyout), replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.”

The Board believes that the Plan is essential to the Company’s continued success by enabling it to attract and retain officers, directors and employees of the highest caliber, by providing increased incentive for such persons to strive to attain the Company’s long-term goal of increasing stockholder value, and by continuing to promote the well being of the Company. The Plan, as amended, will enable the Company to continue to use the Plan to assist in recruiting, motivating and retaining talented employees to help achieve the Company’s business goals. Accordingly, our Board of Directors believes the Plan amendments are in our best interest and the best interest of our stockholders and recommends a vote “FOR” the amendments to the Plan.

The following is a brief summary of the material elements of the Plan as it is proposed to be amended. A copy of the Plan, as proposed to be amended, is included as Annex A to this proxy statement. The following summary is qualified in its entirety by reference to the Plan.

Purpose of Plan

The Plan will allow the Company, under the direction of the Compensation and Management Development Committee of the Board of Directors or those persons to whom administration of the Plan has been delegated or permitted by law (the “Committee”) (the Nominating and Corporate Governance Committee of the Board of Directors will make recommendations to the Committee concerning independent directors), to make grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance shares, cash-based awards and other stock-based awards to employees, directors, consultants, independent contractors, agents and advisors. The purpose of these stock awards is to attract and retain talented employees, directors and other eligible persons and further align their interests and those of our stockholders by continuing to link a portion of their compensation with the Company’s performance.

Key Terms

The following is a summary of the key provisions of the Plan.

Plan Term:	May 18, 2006 to May 18, 2016

Eligible Participants:
All of our employees, directors, consultants, independent contractors, agents and advisors are eligible to receive awards under the Plan, provided they render bona fide services to the Company. The Committee will determine which individuals will participate in the Plan. As of March 15, 2011, approximately 202 of our employees and directors were eligible to receive awards under the Plan, including twelve officers and six non-employee directors.

Shares Authorized:
1,900,000, subject to adjustment to reflect stock splits and other corporate events or transactions. Shares subject to awards that are cancelled, forfeited or that expire by their terms will be returned to the pool of shares available for grant and issuance under the Plan. Of this amount, the maximum number of shares that may be issued to independent directors is one hundred fifty thousand (150,000) shares.

Award Types:	(1) Non-qualified and incentive stock options;
(2) Stock appreciation rights (SARs);
(3) Restricted stock and restricted stock units;
(4) Performance units and performance shares;
(5) Cash-based awards; and
(6) Other stock-based awards.

Annual Share Limits on Awards:
(a)   Options: The annual maximum aggregate number of shares subject to options granted to any one person is twenty-five thousand (25,000).
(b)   SARs: The annual maximum number of shares subject to stock appreciation rights granted to any one person is twenty-five thousand (25,000).
(c)   Restricted Stock or Restricted Stock Units: The annual maximum aggregate grant with respect to awards of restricted stock or restricted stock units to any one person is ten thousand (10,000).
(d)   Performance Units or Performance Shares: The annual maximum aggregate award of performance units or performance shares that a person may receive is ten thousand (10,000) shares, or equal to the value of ten thousand (10,000) shares determined as of the date of vesting or payout, as applicable.
(e)   Cash-Based Awards: The annual maximum aggregate amount awarded or credited with respect to cash-based awards to any one person is the greater of two hundred fifty thousand dollars ($250,000) or the value of twenty-five thousand (25,000) shares determined as of the date of vesting or payout, as applicable.
(f)   Other Stock-Based Awards: The annual maximum aggregate grant with respect to other stock-based awards to any one person is twenty-five thousand (25,000) shares.
(g)   Independent director limits: The annual maximum aggregate grant with respect to awards to any independent director shall be five thousand (5,000) shares.

Vesting:	Vesting schedules will be determined by the Committee when each award is granted.

Award Terms:
Each option granted shall expire at such time as the Committee shall determine at the time of grant but shall not be exercisable later than the tenth (10th) anniversary date of its grant. The term of any SAR granted shall be determined by the Committee but shall not be exercisable later than the tenth (10th) anniversary date of its grant.

Repricing, Replacing and Buyouts Prohibited:	Repricing, replacing or repurchasing (including cash buyouts) a stock option or stock appreciation right is prohibited unless approved by stockholders.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options or stock appreciation rights granted under the Plan may not be less than the fair market value of our Common Stock on the date of grant. On April 8, 2011, the record date, the closing price of the Company’s Common Stock on the New York Stock Exchange was $13.84 per share. The term of these awards may not be longer than ten years. The Committee will determine at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares and Other Stock-Based Awards

The Committee will determine the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares and other stock-based awards (including the grant of unrestricted shares). The Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares and other stock-based awards contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share (basic or diluted);
(c)	Net sales or revenue growth;
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total stockholder return);
(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency;

(n)	Market share;
(o)	Customer satisfaction;
(p)	Working capital targets; and
(q)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

To the extent that an award under the Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Committee.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

Cash-based Awards

The Committee, at any time and from time to time, may grant cash-based awards to participants in such amounts and upon such terms as the Committee may determine. The Committee may establish performance goals in its discretion in connection with the grant of any cash-based awards.

Transferability

Except as otherwise provided in the Plan, awards granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Committee will administer the Plan. The Committee will select the persons who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, establish the terms, conditions and other provisions of the grants. The Committee may construe and interpret the Plan and prescribe, amend and rescind any rules and regulations relating to the Plan. The Committee may delegate to a committee of two or more directors or other persons the ability to grant awards to plan participants. In addition, the Committee may authorize one or more officers of the Company to do one or both of the following: (a) designate employees to be recipients of awards and (b) determine the size of any such awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is considered an insider (as defined in the Plan); (ii) the resolution providing such authorization sets forth the total number of awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

Amendments

The Committee may alter, amend, modify, suspend, or terminate the Plan and any related award agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders, options or SARs issued under the Plan will not be repriced, replaced or repurchased (including cash buyouts), or re-granted through cancellation, or by lowering the option price of a previously granted option or the grant price of a previously granted SAR, and no material amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of the Company’s capital structure without consideration, the Committee may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the Plan, and subject to the various limitations set forth in the Plan, the number of shares subject to outstanding awards under the Plan, and the exercise price of outstanding stock options and of other awards.

In the event of a merger or asset sale, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the Plan, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto.

New Plan Benefits

The granting of awards under the Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future. However, as part of their annual retainer, each independent director will receive on the date of the Annual Meeting an automatic restricted stock award of 1,000 shares. The benefits or amounts that were received by, or allocated to, the Chief Executive Officer, the other named executive officers, all current executive officers as a group, the current directors of the Company who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group under the Plan for the fiscal year ended December 31, 2010 are set forth in the table below:

Name and Position	Dollar Value ($)	Number of Shares
Lawrence I. Sills Chairman and CEO	$39,240	4,000
John P. Gethin President and COO	$36,788	3,750
James J. Burke Vice President Finance and CFO	$36,788	3,750
Dale Burks Vice President Temperature Control Division	$88,375	7,500
Carmine J. Broccole Vice President General Counsel and Secretary	$88,375	7,500
Executives Group	$680,360	60,000
Non-Executive Director Group	$47,640	6,000
Non-Executive Officer Employee Group	$1,132,795	107,025

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to the Company and participants in the Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and the Company will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation, taxed as ordinary income in the year of such disposition, an amount not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” the Company will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or the Company Common Stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the participant as ordinary income, and the Company generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. The Company receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the participant disposes of the stock.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the restricted stock units at the time they are settled. The Company generally will be entitled to a tax deduction at the same time and in the same amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. The Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

Cash-Based Awards and Other Stock-Based Awards

The participant will recognize, as a general rule, ordinary income at the time of payment of cash or delivery of actual shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Common Stock are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the participant.

The Board of Directors recommends a vote “FOR” the approval of the amendments to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan.
 PROPOSAL 3

RATIFICATION OF KPMG LLP

The Audit Committee of our Board of Directors plans to appoint KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2011 fiscal year. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so and is asking stockholders to ratify the appointment of KPMG. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Representatives of KPMG are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG in the fiscal year ended December 31, 2010 and by Grant Thornton LLP, our prior auditors (“Grant Thornton”), for the fiscal years ended December 31, 2010 and 2009:

	2010		2009
	KPMG	Grant Thornton(3)	Grant Thornton
Audit fees	$900,000	$351,590	$1,713,192
Audit-related fees(1)	—	84,353	215,318
Tax fees(2)	180,500	—	36,541
All other fees	—	—	—
Total	$1,080,500	$435,943	$1,965,051

(1)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans.

(2)	Tax fees consist primarily of U.S. and international tax compliance and planning.

(3)
On August 27, 2010, the Audit Committee of our Board of Directors approved the dismissal of Grant Thornton as the Company’s independent registered public accounting firm. The Company informed Grant Thornton of its dismissal on August 30, 2010.

In accordance with its charter, the Audit Committee approves the compensation and terms of engagement of the Company’s independent auditors, including the pre-approval of all audit and non-audit service fees. All of the fees paid to the Company’s independent auditors described above were for services pre-approved by the Audit Committee.

Grant Thornton LLP

On August 27, 2010, the Company’s Audit Committee approved the dismissal of Grant Thornton as the Company’s independent registered public accounting firm. The Company informed Grant Thornton of its dismissal on August 30, 2010. The decision to dismiss Grant Thornton was effective as of the date of notification of dismissal.

Grant Thornton’s reports on the consolidated financial statements of the Company for the fiscal years ended December 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2009 and 2008 and from January 1, 2010 through August 30, 2010, (a) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company for such years; and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

KPMG LLP

On August 27, 2010, the Audit Committee approved the engagement of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. During the Company’s two most recent fiscal years ended December 31, 2009 and 2008 and from January 1, 2010 through August 30, 2010, neither the Company nor anyone on its behalf consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

During the two years ended December 31, 2009 and 2008 and from January 1, 2010 through the engagement of KPMG as the Company’s independent registered public accounting firm, KPMG had been engaged by the Company to provide the Company with tax services, including routine tax advice and consulting services in connection with the preparation of the Company’s tax returns, as well as the review of the Company’s quarterly tax provision calculations and transfer pricing policies.  In approving the selection of KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered these services previously provided by KPMG and concluded that such services would not adversely affect the independence of KPMG.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

 SEC rules adopted pursuant to the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enable our stockholders to vote, on an advisory (non-binding) basis, at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement (referred to as a “say-on-pay” vote). The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Board values the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions as it deems appropriate.

As described more fully in the “Compensation Discussion and Analysis” section, at pages 33 to 46 of this proxy statement, our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value, while striving to avoid the use of highly leveraged incentives that may encourage overly risky short-term behavior on the part of executives. We believe that our executive compensation program is reasonable and competitive and focused on pay for performance principles.

Our Compensation and Management Development Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers. We utilize a combination of base pay, annual incentives and long-term incentives. While we have generally targeted each component of executive compensation to the median range of similar-type compensation for our peer group, actual compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. The annual incentive payout is based both on company-wide and/or business segment operating financial performance (our EVA bonus) as well as individual performance goals (our MBO bonus), and it is limited to an annual payout of 200% of the target opportunity. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the Company’s long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the fiscal year 2010 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company’s fiscal year 2010 results and achievement of the objectives of our executive compensation program.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include stock ownership guidelines, limited perquisites, use of tally sheets and a claw back policy.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following non-binding resolution:

“RESOLVED, that the stockholders hereby APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and the other compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for 2010 and other related tables and accompanying narrative).”

The Board of Directors recommends a vote “FOR” the approval of the non-binding, advisory resolution approving the compensation of our named executive officers.

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF A
STOCKHOLDER VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires that, not less frequently than once every six years, we enable our stockholders to vote to approve, on an advisory (non-binding) basis, the frequency (every one, two or three years) with which the non-binding, advisory stockholder vote to approve the compensation of our named executive officers should be conducted in the future. In accordance with those rules, we are requesting that you vote to advise us as to whether you believe future votes to approve the compensation of our named executive officers should occur every one, two or three years, or whether you wish to abstain from voting on this proposal.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the “say-on-pay” vote should be conducted every year, every two years or every three years. You may also abstain from voting on this item. Note that stockholders are not voting to approve or disapprove the recommendation of the Board regarding this proposal. You are being asked only to express your preference for a one, two or three year frequency or to abstain from voting.

 Consistent with the Company’s compensation philosophy, the Company’s executive compensation program promotes a performance-based culture and is designed to award superior performance and attract and retain highly-qualified executives while aligning their interests with those of the Company’s stockholders. Equity comprises a significant component of the named executive officers’ compensation and such long-term awards generally vest over a three-year period from the date of grant. Additional grants of restricted stock vest over a longer period of time until a participant reaches 60, 63 and 65 years of age to ensure retention. The Company believes these factors, along with the rest of the compensation program as described more fully below in the “Compensation Discussion and Analysis” and “Summary Compensation Table for 2010” sections of this proxy statement and the related tables and narrative disclosure, emphasize the positive pay practices employed by the Company.

The Board of Directors believes that an advisory stockholder vote on executive compensation every THREE YEARS is the best approach for the Company and its stockholders for a number of reasons, including the following:

•
The Company’s primary restricted stock awards are based on a three-year vesting period. Additionally, in 2010 the Company granted restricted stock awards that vest in increments when a participant reaches the ages of 60 (25% vests), 63 (25% vests) and 65 (balance vests).

•
The Company’s performance share awards are based on a three-year performance period. In order for the performance shares to be earned, the Company must achieve a certain level of earnings from continuing operations before taxes, excluding special items, cumulatively at the end of the three-year performance period covered by the award.

•
A three-year cycle will provide our stockholders with sufficient time to fully assess the effectiveness of the Company’s short-term and long-term incentive programs and compensation strategies with the hindsight of three years of corporate performance.

•
A three-year cycle provides the Board of Directors with sufficient time to evaluate and respond to stockholder input and thoughtfully consider whether to implement any changes to the Company’s executive compensation program.

While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board values the opinions of our stockholders. Accordingly, our Board will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.

The Board of Directors recommends that you vote to hold the advisory vote on executive compensation EVERY THREE YEARS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 15, 2011 by:

•	each person known by the Company to own beneficially more than five percent of the Company’s Common Stock;
•	each director and nominee for director of the Company;
•	our principal executive officer, principal financial officer, and each of our other most highly compensated executive officers named in the Summary Compensation Table below; and
•	all directors and officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
GAMCO Investors, Inc.	2,906,409	(2)	12.7%
One Corporate Center
Rye, NY
BlackRock, Inc.	1,658,002	(3)	7.3%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors Inc.	1,558,185	(4)	6.8%
1299 Ocean Avenue
Santa Monica, CA
Arthur S. Sills	1,291,578	(5)	5.7%
Peter J. Sills	1,278,045	(6)	5.6%
Lawrence I. Sills	860,512	(7)	3.8%
John P. Gethin	52,281	(8)	*
Robert M. Gerrity	28,273	(9)	*
William H. Turner	58,090	(10)	*
James J. Burke	51,567	(11)	*
Frederick D. Sturdivant	48,148	(12)	*
Richard S. Ward	49,294	(13)	*
Roger M. Widmann	43,729	(14)	*
Dale Burks	36,248	(15)	*
Pamela Forbes Lieberman	32,701		*
Carmine J. Broccole	17,360	(16)	*
Directors and Officers as a group (20 persons)	3,311,658	(17)	14.4%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1)
Applicable percentage of ownership is calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) 22,847,717 which is the number shares of Common Stock outstanding as of March 15, 2011, plus that number of additional shares, if any, which may be acquired through the exercise of options or convertible debentures within 60 days of March 15, 2011. Beneficial ownership is calculated based on the requirements of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of Common Stock subject to options and our convertible debentures held by that person that are currently exercisable or exercisable within 60 days of March 15, 2011 are deemed outstanding. Regarding our convertible debentures, at March 15, 2011 our convertible debentures were convertible into 66.6666 shares of Common Stock for each $1,000 of convertible debentures converted and the conversion price for our convertible debentures was equivalent to approximately $15.00 per share. Shares subject to options or our convertible debentures, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the stockholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address of each individual listed in the table is c/o Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York.

In footnotes 5 and 6, where more than one director of our company is a co-director of a foundation, and shares voting power and investment power with another director with respect to a certain number of shares, such shares are counted as being beneficially owned by each director who shares such voting power and investment power. However, in computing the aggregate number of shares owned by directors and officers as a group, these same shares are only counted once.

(2)
The information for GAMCO Investors, Inc. and certain of its affiliates (“GAMCO”) is based solely on an amendment to its Schedule 13D filed with the SEC on November 4, 2009, wherein GAMCO states that it beneficially owns an aggregate of 2,906,409 shares of our Common Stock; GAMCO states that it has sole voting power for 2,877,409 shares and has sole investment power for 2,906,409 shares.

(3)
The information for BlackRock, Inc. and certain of its affiliates (“BlackRock”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 8, 2011, wherein BlackRock states that it beneficially owns an aggregate of 1,658,002 shares of our Common Stock; BlackRock states that it has sole voting power and has sole investment power for all such shares.

(4)
The information for Dimensional Fund Advisors Inc. (“Dimensional”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 11, 2011, wherein Dimensional states that it beneficially owns an aggregate of 1,558,185 shares of our Common Stock; Dimensional states that it has sole voting power for 1,506,417 shares and has sole investment power for 1,558,185 shares.

(5)
Includes 769,932 shares of Common Stock held by the Sills Family Foundation, Inc., of which Arthur S. Sills is a director and officer and shares voting and investment power with, among others, Peter J. Sills.  In his capacity as a director of the foundation, Arthur S. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(6)
Includes 769,932 shares of Common Stock held by the Sills Family Foundation, Inc., of which Peter J. Sills is a director and officer and shares voting and investment power with, among others, Arthur S. Sills. In his capacity as a director of the foundation, Peter J. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(7)
Includes (a) 2,812 shares of Common Stock owned by Mr. Sills’ wife; and (b) 25,000 shares underlying options to purchase Common Stock. For shares of stock held by his wife, Lawrence I. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

(8)	Includes options to purchase 18,500 shares of Common Stock.

(9)	Includes options to purchase 9,400 shares of Common Stock.

(10)	Includes options to purchase 9,400 shares of Common Stock.

(11)	Includes options to purchase 15,000 shares of Common Stock.

(12)	Includes options to purchase 7,400 shares of Common Stock.

(13)	Includes options to purchase 2,000 shares of Common Stock.

(14)	Includes options to purchase 2,000 shares of Common Stock.

(15)	Includes options to purchase 15,000 shares of Common Stock.

(16)	Includes options to purchase 3,000 shares of Common Stock.

(17)	Includes options to purchase 129,200 shares of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s Common Stock, to file initial reports of ownership and reports of changes in ownership of the Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors, and greater than ten percent stockholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from our directors and executive officers that no other reports were required during the fiscal year ended December 31, 2010, the Company believes that all Section 16(a) reports required to have been filed by the Company’s directors and officers during 2010 were timely filed.

CORPORATE GOVERNANCE

The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its stockholders as well as compliant with the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. In particular:

•	The Board has adopted Corporate Governance Guidelines;

•	The Board has appointed a Presiding Independent Director, who is independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•	A majority of the Board and all members of each Board Committee are independent under the New York Stock Exchange standards and applicable Securities and Exchange Commission rules;

•	The Board has adopted charters for each of the Committees of the Board and the Presiding Independent Director;

•
The Company’s Corporate Governance Guidelines provide that the independent directors meet periodically in executive session without management and that the Presiding Independent Director chairs the executive sessions;

•	Interested parties are able to make their concerns known to non-management directors or the Audit Committee by e-mail or by mail (see “Communications to the Board” section below);

•
The Company has a Corporate Code of Ethics that applies to all Company employees, officers and directors and a Whistleblower Policy with an independent third party hotline available to any employee, supplier, customer, stockholder or other interested third party; and

•	The Company has established stock ownership guidelines that apply to its independent directors and executive officers.

Certain information relating to corporate governance matters can be viewed at www.smpcorp.com under “Investor Relations – Governance Documents”. Copies of the Company’s (1) Corporate Governance Guidelines, (2) charters for the Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, Strategic Planning Committee and the Presiding Independent Director, and (3) Corporate Code of Ethics and Whistleblower Policy are available on the Company’s website. Copies will also be provided to any stockholder free of charge upon written request to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com.

Meetings of the Board of Directors and its Committees

In 2010, the total number of meetings of the Board of Directors, including regularly scheduled and special meetings, was eight. All of our directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served during 2010.

The Company requires all Board members to attend its Annual Meeting of Stockholders. All directors were present at the 2010 Annual Meeting of Stockholders held on May 20, 2010.

The Board currently has four standing committees: (1) an Audit Committee; (2) a Compensation and Management Development Committee; (3) a Nominating and Corporate Governance Committee; and (4) a Strategic Planning Committee. The members of each Committee (other than the Strategic Planning Committee) consist of all of our independent directors: William H. Turner (Chairman of the Audit Committee and Presiding Independent Director); Robert M. Gerrity (Chairman of the Compensation and Management Development Committee); Pamela Forbes Lieberman; Frederick D. Sturdivant; Richard S. Ward (Chairman of the Nominating and Corporate Governance Committee); and Roger M. Widmann. The members of our Strategic Planning Committee consist of the following independent directors: Pamela Forbes Lieberman; Frederick D. Sturdivant; and Roger M. Widmann (Chairman).

Audit Committee

The Audit Committee is responsible for: (1) recommending to the Board of Directors the engagement of the independent auditors of the Company; (2) reviewing with the independent auditors the scope and results of the Company’s audits; (3) pre-approving the professional services furnished by the independent auditors to the Company; (4) reviewing the independent auditors’ management letter with comments on the Company’s internal accounting control; and (5) reviewing management policies relating to risk assessment and risk management. The Audit Committee held five meetings in 2010.

The Board of Directors has determined that each Audit Committee member is financially literate and independent. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that William H. Turner (the Audit Committee’s Chairman), Robert M. Gerrity and Pamela Forbes Lieberman meet the Securities and Exchange Commission’s criteria for an “audit committee financial expert”.

Compensation and Management Development Committee

The Compensation and Management Development Committee’s functions are to: (1) approve the compensation packages of the Company’s officers; (2) administer the Company’s equity incentive plans and other benefit plans; (3) review the Company’s overall compensation policies and practices, including risk assessments; (4) review the performance, training and development of Company management in achieving corporate goals and objectives; and (5) oversee the Company’s management succession planning. The Compensation and Management Development Committee held four meetings in 2010.

The Compensation and Management Development Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages. The Committee may, at its discretion, solicit the input of our executive officers (including our Chief Executive Officer) or any independent consultant or advisor in satisfying its responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions are to assist the Board of Directors in discharging and performing the duties and responsibilities of the Board with respect to corporate governance, including:

•	the identification and recommendation to the Board of individuals qualified to become or continue as directors;
•	the continuous improvement in corporate governance policies and practices;
•	the annual self-assessment of the performance of the Board and each Committee of the Board;
•	the recommendation of members for each committee of the Board; and
•	the compensation arrangements for members of the Board.

The Nominating and Corporate Governance Committee held four meetings in 2010.  The Nominating and Corporate Governance Committee has the exclusive authority and responsibility to determine all aspects of director compensation. The Committee may solicit, in its discretion, the input of an independent consultant or advisor in satisfying its responsibilities.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making nominations, the Nominating and Corporate Governance Committee seeks candidates who possess: (1) the highest level of integrity and ethical character; (2) a strong personal and professional reputation; (3) sound judgment; (4) financial literacy; (5) independence; (6) significant experience and proven superior performance in professional endeavors; (7) an appreciation for board and team performance; (8) the commitment to devote the time necessary for Board activities; (9) skills in areas that will benefit the Board; and (10) the ability to make a long-term commitment to serve on the Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Committee reviews each candidate’s qualifications, taking into account diversity in professional experience, skills and background, as well as racial and gender diversity, to determine whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Committee recommends the candidate for consideration by the full Board. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. For stockholder candidates to be considered, written notice of such stockholder recommendation (a) must be provided to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting, and (b) must contain the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of Company stock. Both stockholder-proposed candidates and other candidates identified and evaluated by the Nominating and Corporate Governance Committee must comply with the above procedure and meet the qualifications for directors, as outlined in the Charter of the Committee and the By-laws of the Company. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101.

Strategic Planning Committee

The Strategic Planning Committee’s functions are to assist the Board in discharging and performing its oversight role regarding the Company’s long term strategic planning and to give guidance to management in creating the Company’s long-term strategic plans. The Committee was established in March 2011.

In fulfilling its role, the Committee shall, among other things, (1) assist in the development, adoption, and modification of the Company’s current and future strategy; (2) review and assess external developments and other factors affecting the automotive aftermarket and their impact on the Company’s strategy; (3) review and assess the Company’s core competencies with regard to expanding their implementation in attractive markets beyond the automobile aftermarket; and (4) review and advise the Board and management on corporate development and growth initiatives, including acquisitions, joint ventures and strategic alliances.

Board Leadership Structure

The business of the Company is managed under the direction of the Company’s Board, in the interest of the stockholders. The Board delegates its authority to senior management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

 The Company believes the positions of Chairman and Chief Executive Officer should be held by the same person. Lawrence I. Sills has been our Chairman and Chief Executive Officer since 2000. He has been employed by the Company for over 40 years and represents the third generation of the Sills family, which established the Company in 1919.  As such, the Board believes that he is uniquely qualified through his experience and expertise to be the Chairman of the Board. The Board also believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is best for our Company and its stockholders. The combined roles of Chairman and Chief Executive Officer provide a greater ability to navigate through special interests – the demands of our Board and stockholders as well as the needs of our customers, business partners and other stakeholders.

Our Chairman provides leadership to the Board, leads discussions of strategic issues for the Company, and works with the Board to define its structure and activities in fulfillment of its responsibilities. In conjunction with our Presiding Independent Director, the Chairman sets the Board’s agendas with Board and management input, facilitates communication among directors, works with the Presiding Independent Director to provide an appropriate information flow to the Board, and presides at meetings of the Board and stockholders.

In addition, the Board believes that the use of a Presiding Independent Director (currently William H. Turner) provides independent oversight of management substantively no different from that which would be provided by separating the offices of Chairman and Chief Executive Officer. The Presiding Independent Director approves Board agendas, as well as the quality, quantity and timeliness of information sent to the Board and serves as the principal liaison between the Chairman and independent directors and chairs an executive session of the non-employee directors at each regularly scheduled Board meeting. The Presiding Independent Director is expected to foster a cohesive Board that cooperates with the Chief Executive Officer towards the ultimate goal of creating stockholder value. The Presiding Independent Director is elected every year, but a director may serve for one or more terms as Presiding Independent Director at the discretion of the Nominating and Corporate Governance Committee.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In addition, the Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies as well as to consider what level of risk is appropriate for the Company.

The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight function, the Board reviews risk throughout the business, focusing on financial risk, legal/compliance risk and operational/strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition to setting compensation, the Compensation and Management Development Committee strives to create incentives that encourage a level of risk-taking behavior that is consistent with the Company’s business strategy.

Communications to the Board

Stockholders and other interested parties may communicate with the Board of Directors or individual directors pursuant to the procedures established by the Nominating and Corporate Governance Committee from time to time. Correspondence intended for the Board of Directors or an individual director should be sent to the attention of the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101, who will forward it to the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will have the discretion to distribute only such correspondence to the Board or individual members of the Board that the Committee determines in good faith has a valid business purpose or is otherwise appropriate for the Board or individual member thereof to receive.

Corporate Code of Ethics

The Board of Directors of the Company has adopted a Corporate Code of Ethics to: (1) promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest; (2) promote full, fair, accurate, timely and understandable disclosure; (3) promote compliance with applicable laws and governmental rules and regulations; (4) ensure the protection of the Company’s legitimate business interests, including business opportunities, assets and confidential information; and (5) deter wrongdoing. Our Corporate Code of Ethics is available at www.smpcorp.com under “Investor Relations Governance Documents”.

Director Independence

The Board of Directors has affirmatively determined that each member of the Board and Committees of the Board, other than Lawrence I. Sills, Arthur S. Sills and Peter J. Sills, is independent. In making its determination, the Board reviews the criteria established by the New York Stock Exchange and the Securities and Exchange Commission for independent board members. In that regard, the Board considered whether any director has, or has had in the most recent three years, any material relationships with the Company, including any affiliation with our independent auditors. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation or family relationship.

Director Compensation

The following table sets forth the compensation paid by the Company to our non-employee directors in 2010.
Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)	All Other Compensation(3)	Total

William H. Turner	$95,500	$67,940	$–	$163,440
Robert M. Gerrity	78,000	62,940	12,132	153,072
Frederick D. Sturdivant	73,000	62,940	12,132	148,072
Pamela Forbes Lieberman	73,000	62,940	12,132	148,072
Richard S. Ward	68,000	72,940	–	140,940
Roger M. Widmann	71,500	62,940	–	134,440
Arthur S. Sills	10,000	–	17,977	27,977
Peter J. Sills	8,500	–	11,352	19,852

(1)
Includes (a) the cash portion of the annual retainer paid to independent directors, (b) the annual retainer paid to each Chairman of our Board Committees and to our Presiding Independent Director, and (c) fees for director attendance at Board and Committee meetings.

(2)
Represents the grant date fair value of (a) the Company Common Stock awarded to our independent directors as part of their annual retainer, (b) any portion of the annual cash retainer which an independent director chose to take in Company Common Stock, and (c) shares of restricted stock granted to each independent director.

The number of shares of Common Stock covered by outstanding (unvested) stock awards and (unexercised) option awards held by each independent director at December 31, 2010 are set forth below:

Name	Outstanding (Unvested) Stock Awards	Outstanding (Unexercised) Option Awards

William H. Turner	1,000	9,400
Robert M. Gerrity	1,000	9,400
Pamela Forbes Lieberman	1,000	–
Frederick D. Sturdivant	1,000	7,400
Richard S. Ward	1,000	2,000
Roger M. Widmann	1,000	2,000

(3)	Represents the applicable COBRA rates of health benefits provided to these directors.

For 2010, the annual cash retainer paid to each independent director was $40,000, of which any portion can be taken in Company Common Stock at the discretion of each director; in 2010, Mr. Ward and Mr. Turner elected to receive $10,000 and $5,000, respectively, of such retainer in Company Common Stock.  In addition, in 2010, each independent director received a restricted stock award of 1,000 shares and an additional award of Common Stock valued at $55,000, based on the fair market value of the Company’s Common Stock as of the date of issuance. Independent director restricted stock grants vest one year after the grant date, so long as the director remains continuously in office. Independent directors are also eligible to receive other types of awards under the 2006 Omnibus Incentive Plan, but such awards are discretionary. In the event of a merger or asset sale, vesting of all of the shares of restricted stock will accelerate, and such shares will become fully vested.

In 2010, William H. Turner received additional annual retainers of $20,000 and $7,500 for his services as our Presiding Independent Director and Chairman of the Audit Committee, respectively. Robert M. Gerrity, Chairman of our Compensation and Management Development Committee, and Richard S. Ward, Chairman of our Nominating and Corporate Governance Committee, each received an additional annual retainer of $5,000 for their services as Chairmen of such Committees; in 2011, Roger M. Widmann will receive a retainer of $5,000 for his services as Chairman of the Strategic Planning Committee which was established in March 2011. In 2010, non-employee directors also received $1,500 for each Board and Committee meeting they attended (plus $1,000 for each multi-day meeting) and were reimbursed for meeting expenses. In addition, Robert M. Gerrity, Pamela Forbes Lieberman, Arthur S. Sills, Peter J. Sills and Frederick D. Sturdivant are covered under the Company’s health plan. Lawrence I. Sills, being an officer of the Company, received no payment for the fulfillment of his directorial responsibilities; please refer to the Summary Compensation Table for disclosure regarding Lawrence Sills’ compensation.

Policy on Poison Pills

The Company does not have a poison pill and is not presently considering the adoption of such a device. If the Company were ever to adopt a stockholder rights agreement, the Company would seek prior stockholder approval, unless due to time constraints or other reasons, the Board, in the exercise of its fiduciary responsibilities, determines that it would be in the best interests of stockholders to adopt a stockholder rights agreement before obtaining stockholder approval. If the Company’s Board were ever to adopt a stockholder rights agreement without prior stockholder approval, the Board would submit such agreement to stockholders for ratification within one year.

Compensation Committee Interlocks and Insider Participation

All members of the Board’s Compensation and Management Development Committee during 2010 were independent directors, and none of them were employees or former employees of the Company. During 2010, no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation and Management Development Committee or Board of Directors.

MANAGEMENT INFORMATION

Our officers, and their ages and positions, are:

Name	Age	Position
Lawrence I. Sills(1)	71	Chairman of the Board and Chief Executive Officer
John P. Gethin(1)	62	President and Chief Operating Officer
James J. Burke(1)	55	Vice President Finance and Chief Financial Officer
Carmine J. Broccole	45	Vice President General Counsel and Secretary
Dale Burks	51	Vice President Temperature Control Division
Michael J. Fitzgerald	56	Vice President Marketing
Robert Kimbro	56	Vice President Distribution Sales
Ray Nicholas	47	Vice President Information Technology
Eric Sills	42	Vice President Engine Management Division
Thomas S. Tesoro	56	Vice President Human Resources
William J. Fazio	56	Chief Accounting Officer
Robert H. Martin	64	Treasurer and Assistant Secretary

(1)           Member of the Office of Chief Executive.

Lawrence I. Sills has served as our Chief Executive Officer and Chairman of the Board since 2000 and has been a director of the Company since 1986. From 1986 to 2000, Mr. Sills served as our President and Chief Operating Officer. From 1983 to 1986, he served as our Vice President of Operations. Mr. Sills is the brother of Arthur S. Sills and Peter J. Sills, each of whom are directors of the Company, and is the father of Eric Sills, our Vice President Engine Management Division.

John P. Gethin has served as our President and Chief Operating Officer since 2000. From 1997 to 2000, Mr. Gethin served as our Senior Vice President of Operations. From 1998 to 2003, he served as the General Manager of our Temperature Control Division. From 1995 to 1997, Mr. Gethin was our Vice President and General Manager of EIS Brake Parts Division (a former business unit of ours).

James J. Burke has served as our Vice President Finance and Chief Financial Officer since 1999. From 1998 to 1999, Mr. Burke served as our Director of Finance, Chief Accounting Officer. From 1993 to 1997, he served as our Corporate Controller.

Carmine J. Broccole has served as our Vice President General Counsel and Secretary since January 2006 and was our General Counsel from 2004 to January 2006. Prior to such time, Mr. Broccole was a Partner of Kelley Drye & Warren LLP.

Dale Burks has served as our Vice President Temperature Control Division since September 2006.  From 2003 to September 2006, Mr. Burks served as our General Manager – Temperature Control Division. From 1984 to 2003, he served in various capacities in our Company including Director – Sales & Marketing, Regional Manager and Territory Manager.

Michael J. Fitzgerald has served as our Vice President Marketing since May 2007. From 2003 to May 2007, Mr. Fitzgerald served in a variety of sales and marketing capacities in our Company, including Director of Sales and Marketing–NAPA. Prior to 2003, he worked for Echlin/Dana (acquired by our Company in 2003) as a Territory Salesman, Zone Manager, Retail Marketing Manager and Vice President of Marketing.

Robert Kimbro has served as our Vice President Distribution Sales since September 2006. Since 1984, Mr. Kimbo served in a variety of sales capacities in our Company, most recently as Regional Sales Manager for the East Region beginning in 1997.

Ray Nicholas has served as our Vice President Information Technology since September 2006. From 1990 to September 2006, Mr. Nicholas served as the Manager and Director of Information Systems for our Temperature Control Division.

Eric Sills has served as our Vice President Engine Management Division since September 2006. From 1991 to September 2006, Mr. Sills served in various capacities in our Company, most recently as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills and the nephew of Arthur S. Sills and Peter J. Sills.

Thomas S. Tesoro has served as our Vice President Human Resources since September 2006 after joining our Company in July 2006. From 1999 to July 2006, Mr. Tesoro served as Senior Vice President of Human Resources for Vertrue Inc. Prior to such time, he served in a variety of senior human resources related positions for a number of Fortune 500 companies.

William J. Fazio has served as our Chief Accounting Officer since March 2008. From September 2007 to March 2008, Mr. Fazio served as our Director, Corporate Accounting. From 2001 to September 2007, he served as the Corporate Controller and Chief Accounting Officer of Hexcel Corporation. Prior to that time, Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics. Mr. Fazio is a Certified Public Accountant.

Robert H. Martin has served as our Treasurer and Assistant Secretary since 1999. From 1993 to 1999, Mr. Martin served as the Controller of our Engine Management Division. From 1989 to 1993, he was the Division Controller of one of our subsidiaries.

Office of Chief Executive

The Company has established the Office of the Chief Executive to strengthen the executive management structure of the Company. The Office of Chief Executive is primarily responsible for the development of policy, strategy and quality assurance, and the provision of leadership. Its functions also include: (a) supporting and providing timely and quality advice to the Chief Executive Officer; (b) promoting the policies of the Company; and (c) improving communications between management, customers, the Board of Directors and stockholders. The Office of Chief Executive is comprised of: (1) Lawrence I. Sills, our Chairman and Chief Executive Officer; (2) John P. Gethin, our President and Chief Operating Officer; and (3) James J. Burke, our Vice President Finance and Chief Financial Officer.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses the material components of our compensation program for: Lawrence I. Sills, our Chief Executive Officer; John P. Gethin, our Chief Operating Officer; James J. Burke, our Chief Financial Officer; Dale Burks, our Vice President Temperature Control Division; and Carmine J. Broccole, our Vice President General Counsel and Secretary, whom we collectively refer to as our named executive officers.

The Compensation Discussion and Analysis also discusses (a) our 2010 financial/business performance and our 2010 executive compensation actions, (b) the primary responsibilities of our Compensation and Management Development Committee (referred to as our Compensation Committee), (c) our executive compensation philosophy and the overall objectives of our executive compensation program, (d) the process followed by our Compensation Committee in arriving at specific compensation policies and decisions, (e) the various components of our compensation package and the reasons that we provide each component, (f) the factors considered by our Compensation Committee in arriving at its compensation decisions for 2010, and (g) some additional compensation-related topics.

The Compensation Committee is comprised exclusively of independent directors. In performing its duties, the Compensation Committee may, in its discretion, solicit the input of any of our executive officers (including our Chief Executive Officer), any of our other employees, or any independent consultant or advisor.

Summary of 2010 Financial and Business Performance

The Company performed very well in 2010. Our net sales increased to $811 million or 10.3%; our gross margins improved to 25.6%; our net earnings increased six fold as compared to 2009; and our diluted net earnings per share increased to $0.97. These improvements reflect ongoing positive demographic trends (including an aging car population and a reduction in the number of car dealers), increased temperature control and original equipment (OE)/original equipment service (OES) business, and further improvements in efficiency in our low cost factories in Mexico and Poland. Our management team contributed significantly to our 2010 performance. Among other achievements, our named executive officers successfully met the Company’s strategic objectives of growing our business, rationalizing our facilities, and reducing debt and overall expenses.

2010 Executive Compensation Actions

Our Compensation Committee took into account a number of factors in determining 2010 compensation, including our financial and business results, individual performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions in fiscal year 2010:

•
Established fiscal year 2010 management performance (MBO) goals under our annual cash incentive bonus plan, including (a) increase OE/OES and overall business; (b) continue to reduce debt and overall expenses; (c) rationalize facilities; (d) streamline operations and improve plant efficiency; (e) increase global sourcing; (f) enhance our enterprise risk management processes; and (g) formalize succession planning.

•	Awarded base salary pay increases to our named executive officers that reflected the successful completion of individual performance objectives and, in some cases, increased responsibilities.

•	Approved 2010 annual cash incentive bonus EVA/MBO payouts that ranged from 122% to 200% of target levels.

•
Granted annual awards of restricted stock and performance shares to our named executive officers that were consistent with our compensation philosophy and the Compensation Committee’s assessment of individual performance and expected future contributions.

•	Granted long-term restricted equity awards to certain of our named executive officers as a long-term retention tool.

We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they successfully achieve strategic objectives. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of the Company. We have not engaged in any of the most frequently criticized pay practices such as re-pricing of stock options or SARs without stockholder approval, excessive perquisites or tax gross-ups, or agreements with change-in-control provisions unreasonably favorable to our executives. Our executive compensation policies have enabled the Company to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the 2010 compensation of each of our named executive officers was reasonable and appropriate and aligned with the Company’s 2010 results and achievement of the objectives of our executive compensation program.

Primary Responsibilities of our Compensation Committee

Our Compensation Committee is responsible for, among other things:

•
reviewing the overall goals, policies, objectives and structure of our executive compensation and benefit programs and assessing whether any of the components thereof may present unreasonable risks to the Company;

•	approving the compensation packages of the Company’s Chief Executive Officer and our other executive officers; and

•	administering our equity incentive plans.

Executive Compensation Philosophy and Primary Objectives

Philosophy.     The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide our executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management’s strategic initiatives.

In accordance with this philosophy, the Compensation Committee believes that the executive compensation program should consist of a mix of base salary, annual cash incentive compensation, long-term incentive compensation (that may include cash or equity components, in the Compensation Committee’s discretion), perquisites and other benefits.

The Compensation Committee uses its judgment and discretion in establishing compensation and strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. Our equity programs, combined with our executive share ownership requirements, reward long-term stock performance. Our contingent long-term performance awards, which may be paid out only at the end of a three-year performance period, reward longer-term financial and operating performance, and our discretionary cash bonuses reward the achievement of annual performance goals.

Objectives.     The Compensation Committee generally considers the following objectives in establishing compensation programs and setting pay levels:

•	providing the Company with the ability to attract, motivate and retain exceptional talent whose abilities and leadership skills are critical to the Company’s long-term success;

•
maintaining a significant portion of each executive’s total compensation at risk, tied to achievement of annual and long-term strategic, financial, organizational and management performance goals, that are intended to improve stockholder return;

•
providing variable compensation incentives directly linked to the performance of the Company and improvement in stockholder return so that executives manage from the perspective of owners with an equity stake in the Company;

•	ensuring that our executives hold Company common stock to align their interests with the interests of our stockholders; and

•
ensuring that compensation and benefit programs are both fair and competitive in consideration of each executive’s level of responsibility and contribution to the Company and reflect the size and financial resources of the Company in order to maintain long-term viability.

Compensation Process

How We Set Compensation.        On an annual basis, the Compensation Committee is responsible for reviewing and approving the compensation of our named executive officers, including the amounts of salary, incentive bonus and equity-based compensation provided to each executive. In determining total executive compensation packages, the Compensation Committee generally considers various measures of Company and industry performance including revenue, operating income, gross margin and total stockholder return. The Compensation Committee does not assign these performance measures relative weights. The Compensation Committee considers these performance measures as good indicators of Company performance and makes a subjective determination of compensation after considering all of these measures, collectively, as well as taking into account the market data and peer group information discussed below.

While the elements of compensation are considered separately, the Compensation Committee also considers the complete compensation package of an individual executive in an effort to ensure that it will be effective in motivating, retaining and incentivizing the executive. In addition, the Compensation Committee determines the appropriate level of our total compensation, and each compensation element, reviewing each executive’s individual performance, both in general and against specific goals and targets established for the executive, and the desire to maintain internal pay equity and consistency among our executives.

Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer generally participate in the same executive compensation plans and arrangements available to the other executive officers; however, their target performance bonuses are based solely upon achieving the Company’s short-term and long-term strategic goals.

The Compensation Committee divides executive officers into three separate categories for the purposes of establishing the levels of long-term cash and equity incentive awards. Each category consists of one or more officers who are grouped together for incentive compensation purposes and receive the same target incentive awards. For example, with respect to our annual restricted stock awards, our Chief Executive Officer is in the first category; our Chief Operating Officer and Chief Financial Officer are in the second category; and our other executives are in the third category. One purpose of the categories is to equalize incentive opportunities for individuals with similar levels of responsibility. This practice is intended to improve internal pay equity among the officer group. Considerations of internal pay equity among officers are also factored into the Compensation Committee’s consideration of the market data and peer group information discussed below with respect to base salary and target bonus compensation.

Benchmarking.  In establishing total compensation for our executives, the Compensation Committee generally targets the median of the market, which it considers to be equivalent to the domestic market for executive talent within US industrial companies with gross revenues in the range of $500 million to $1 billion. Our Vice President Human Resources conducts periodic benchmark reviews within the above-referenced market of the aggregate level of executive compensation, as well as the mix of elements used to compensate executive officers at such companies, and provides this market data to the Compensation Committee for its consideration. The Compensation Committee believes that compensation targeted at the median of the market reflects consideration of our stockholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals.

In addition, the Compensation Committee also reviews the practices of specific peer group companies to compare the Company’s compensation programs with other manufacturing companies of comparable size and stature. Our Chief Executive Officer and other members of management provide input on the selection of the peer group companies, and the Compensation Committee makes the final determination of which companies to include. Executive compensation information for the market data and peer group companies is compiled by management from proxy statements and other public filings, as well as surveys and other databases to which we subscribe, such as those from Mercer and Towers Watson.

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. The Compensation Committee also reviews this information for context and a frame of reference for decision making; but it is not the sole source of information on which executive compensation is determined. Other factors such as internal equity, individual and business performance, and the perceived degree of alignment between the job duties of our executive with the benchmark job description to which his or her compensation is being compared are also considered.

Role of Management.    The Compensation Committee seeks and considers input from senior management in many of its decisions. Annually, our Chief Executive Officer and our Vice President Human Resources review with the Compensation Committee annual salary, annual incentive plan targets and long-term incentive compensation for each of our executives (excluding the CEO). In addition, following the end of each fiscal year, our Chief Executive Officer evaluates each executive officer’s performance for the prior fiscal year (other than his own performance) and discusses the results of his evaluations with the Compensation Committee. The Chief Operating Officer and Chief Financial Officer also assist in the evaluations for those officers reporting to them. In addition to a consideration of an individual’s attainment of the business goals and objectives established for him by the Compensation Committee for the prior year, the Chief Executive Officer’s evaluation of each executive officer’s performance may be based in part upon subjective factors, including the Chief Executive Officer’s evaluation of the contributions made by the executive officer to the Company’s overall results and achievement of its strategic goals. These evaluations include consideration of the level of responsibility of each executive officer and the percentage of total Company revenue and/or expense that each individual officer is responsible for, where applicable. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary and target bonus as part of the compensation package for each executive officer (other than himself) for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines the compensation for all executive officers for the next fiscal year, considering the recommendations from the Chief Executive Officer, as well as the benchmark and peer group information described above and any other information available to it which it considers relevant. The Compensation Committee discusses the recommendations of the Chief Executive Officer in executive session without any members of management present and may modify the Chief Executive Officer’s recommendations when approving final compensation packages.

Tally Sheets. When reviewing annual executive compensation, the Compensation Committee has historically reviewed management-provided materials which highlight the base salary, target bonus, actual bonus, equity compensation and fringe benefits paid to each of our executive officers for prior fiscal years. The Compensation Committee uses this information to review compensation trends, to compare increases or decreases year over year, and to ensure that compensation decisions are made with a view to the total compensation package awarded to each executive officer over time. No specific weight is assigned by the Compensation Committee to the tally sheets or any specific items which may appear on such tally sheets.

Risk Management Considerations.    As mentioned earlier, the Compensation Committee strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives.  The Compensation Committee structures our incentive bonus programs and equity award programs as highlighted below to promote the creation of long-term value and discourage behavior that may lead to excessive risk:

•
The Company’s annual Economic Value Added (“EVA”) incentive bonus program (as more fully described under “Elements of Compensation – Annual Incentive Bonus” below), which measures the year-to-year difference in net operating profit after tax, less a charge for the cost of capital, is designed to align executive compensation to continuous improvements in corporate performance and increases in stockholder value. Bonuses tied to EVA are such that increasing EVA year over year will be favorable for the Company’s stockholders as well as for those executives whose compensation is based on EVA. In addition, an executive’s EVA bonus payout is capped on an annual basis at 200% of the applicable target, no matter how much financial performance exceeds the range established at the beginning of the year, thereby limiting the incentive for excessive risk-taking. However, any EVA bonus in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s EVA performance. In addition, since bonuses tied to EVA are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his own bonus compensation through excessive risk taking is constrained.

•
EVA bonuses represent 70% of an executive’s total potential bonus compensation in any year. However, management performance bonuses (“MBO”, as more fully described under “Elements of Compensation – Annual Incentive Bonus” below), which are based upon the achievement of individual goals and objectives, and thus more susceptible to individual risk taking, represent only 30%, thus reducing the incentive for any executive to take excessive risks.

•
The measures used to determine whether performance share awards vest are based on three years of financial performance. The Compensation Committee believes that the longer performance period encourages executives to attain sustained performance over several years, rather than performance in a single annual period.

•
Restricted stock awards generally vest at the end of a three year or longer period and an executive must hold any vested restricted stock for an additional six month period following vesting pursuant to the terms of our Stock Ownership Guidelines, thereby encouraging executives to look to long-term appreciation in equity values.

Elements of Compensation

Base Salary.  The Compensation Committee generally reviews base salaries for executive officers at the beginning of each fiscal year. Annual salary is based upon an evaluation of each individual’s performance, an executive’s level of pay compared to that for similar positions at peer group companies, the responsibilities of the position, the experience of the individual, internal pay equity considerations, and Company performance. Base salaries may also be adjusted at the time of a promotion, upon a change in level of responsibilities, or when competitive circumstances may require review.

We believe that our base salaries are an important element of our executive compensation program because they provide our executives with a steady income stream that is not contingent upon our overall performance or stockholder return. We believe that maintaining base salary amounts comparable to our peer group minimizes competitive disadvantage, while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals.

Annual Incentive Bonus.  The Compensation Committee utilizes annual incentive cash bonuses to reward each of our executive officers when (1) the executive officer achieves certain individual performance objectives (or MBO goals) and (2) when we achieve certain company-level financial objectives under our EVA program. Our annual cash bonuses are designed to more immediately reward our executives for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a three year or longer period of time, provides a significant incentive to our executives to achieve their respective individual objectives and, thus, our company-level objectives. We believe our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Annual target cash incentive bonuses are determined as a percentage of each executive officer’s total cash compensation for the fiscal year. The target bonuses are set at levels that are approximately 25% - 45% of an executive’s expected total cash compensation for the year.  They are set at levels which, assuming achievement of 100% of the applicable target amount, the Compensation Committee believes are likely to result in annual cash bonus payments at or near the median for target bonus amounts in the market.  Actual bonuses may be higher or lower, however, based upon the degree of achievement of MBO and EVA goals.

MBO.   In January of each year, the Compensation Committee reviews and approves a detailed set of individual MBO goals for all executives (which are generally quantifiable performance objectives and aligned with the Company’s strategic goals) initially prepared by management.  At the beginning of the following year, the Compensation Committee determines, in its discretion, with the input of the Chief Executive Officer, the level of achievement of each MBO goal by each executive during the prior year and the percentage of the target MBO bonus amount to be awarded to each executive. The target MBO bonuses represent 30% of an executive’s total target cash incentive bonus for the applicable year.

EVA.    With respect to company-level financial objectives, the Company utilizes an EVA-based incentive bonus program to align closely executive compensation to continuous improvements in corporate performance and increases in stockholder value. We believe that the principles of an EVA bonus program have a better statistical correlation with the creation of value for stockholders than a bonus program based on performance measures such as return on capital, return on equity, growth in earnings per share and growth in cash flow. EVA measures the year-over-year difference in net operating profit after tax, less a charge for the cost of capital. EVA recognizes the productive use of capital assets and, therefore, wise, responsible decision-making regarding capital investments. Increasing EVA year over year will be favorable for the Company’s stockholders as well as for those executives whose compensation is based on EVA. The target EVA bonuses represent 70% of an executive’s total target cash incentive bonus for the applicable year.

In order to promote longer-term stockholder improvement and to keep part of an executive’s bonus at risk, the entire EVA bonus only allows up to 200% of the EVA par bonus to be paid in any given year. In addition, to the extent that an executive could have received additional EVA amounts in any given year in excess of 200% of the applicable target, such excess EVA amounts are carried over into the next year’s calculation of an executive’s EVA bonus. However, any carried over EVA bonus is subject to risk of forfeiture depending upon the following year’s EVA performance.

Long-Term Equity Incentive Programs.   As part of the Company’s compensation program, the Compensation Committee grants equity awards to the Company’s executive officers. We believe that equity grants provide our executive officers with a strong link to our long-term performance goals, create an ownership culture, and closely align the interests of our executive officers and our stockholders. In addition, the vesting feature of our equity grants is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ throughout the three year or longer vesting period. In determining the size of equity grants to our executive officers, the Compensation Committee awards different fixed amounts to our (a) Chief Executive Officer, (b) Chief Operating Officer and Chief Financial Officer, and (c) other executives, in recognition of their differing levels of responsibility. The specific amounts granted are based on recommendations of management, but the Compensation Committee has discretion to award different amounts. The Compensation Committee may also consider our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the applicable executive officer, the vesting of such prior awards, and the recommendations of management and any other advisor that the Compensation Committee may choose to consult.

Stock Option Plans.   Prior to 2006, the primary form of equity compensation that we awarded to our executive officers consisted of incentive stock options under our prior stock option plan. We granted stock options to our executive officers once per year, or every other year, at regularly scheduled meetings of the Board. However, after the adoption of our 2006 Omnibus Incentive Plan, our Board of Directors determined not to grant any additional stock options under our prior plans.

Historically, stock options for our executive officers were granted in installments, with the exercise price of the initial installment equal to the fair market value of our Common Stock on the date of grant and the exercise price of the remaining installments equal to 110% of the fair market value of our Common Stock on the initial date of grant. Stock options had vesting periods of two to four years. We spread the vesting of our options over a period of time to compensate our executives for their contribution over a period of time and as a retention tool. In addition, we increased the exercise price of the stock options after the initial installment to further align the interests of our executive officers and our stockholders.

2006 Omnibus Incentive Plan.  Beginning in 2006, the accounting treatment for stock options changed making stock options less attractive as a compensation tool from the Company’s point of view. As a result, we assessed the desirability of granting restricted stock awards and performance share awards to our executive officers, rather than stock options, and concluded that such awards would provide an equally motivating form of incentive compensation, while permitting us to issue fewer shares. Because shares of restricted stock have a defined value at the time the restricted stock grants are issued, restricted stock grants are often perceived as having more immediate value than stock options, which have a value less easily determinable when granted. In addition, we provide performance shares to our executive officers because we believe that their contributions to the Company have a direct relationship to the achievement of the Company’s strategic goals.

We grant our executive officers restricted stock and performance shares generally once per year at a regularly scheduled meeting of the Board. The Incentive Plan also permits the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards to our officers, directors, employees and consultants. However, we currently intend to grant only restricted stock and performance shares under the Incentive Plan.

Each restricted stock award issued under the Incentive Plan is subject to either (a) a three year vesting period or (b) an incremental vesting period based upon the participant reaching the age of 60 (25% vests), 63 (25% vests) and 65 (balance vests). If an executive officer ceases employment before the end of any vesting period, he or she forfeits the entire unvested portion of the restricted stock award. Restricted stock awards may become immediately vested in full in certain cases of death, retirement at or after age 65, total disability (as determined by the Compensation Committee in its sole discretion), or upon a “change in control” of the Company.

We also award our executive officers performance shares in amounts initially comparable to the number of shares of restricted stock issued to such executives, although the actual number of performance shares ultimately issued to an executive may be higher or lower, depending upon the level of achievement of the applicable performance goals. In order for the performance shares to be earned, the Company must achieve a certain level of earnings from continuing operations before taxes, excluding special items, cumulatively at the end of the three-year performance period covered by the award. A new performance period begins each January 1 and ends three years later on December 31 and, as a result, up to three performance periods may overlap in any given year. The level of earnings from continuing operations is tied to financial goals contained in the Company’s three year strategic plan, which is updated annually. The Compensation Committee selected this performance measure because improvement in earnings from continuing operations is a key strategic focus for the Company and is believed to help the Company achieve higher margins, stronger cash flow and debt reduction.

The performance share awards are subject to a three-year vesting period. If an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award is forfeited. The performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved.

It is our policy to ensure that we do not grant equity awards in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

SERP.    The Company has established a Supplemental Executive Retirement Plan for our executive officers (and other eligible employees). The purpose of this plan is to enable the executive officers to supplement their benefits under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. Eligible employees may irrevocably elect to defer receipt of a portion of their annual base salary and annual bonus payments earned in that plan year up to a maximum of 50% of their annual base salary and 100% of their annual bonus payments.  In addition, the Company generally makes an annual cash contribution into the SERP on behalf of each participant.

Supplemental SERP.    The Company maintains an unfunded Supplemental SERP for James J. Burke. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. The benefits under this plan are in addition to benefits payable to participants under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan and SERP.

ESOP.    Our executive officers are eligible to receive Company common stock pursuant to our Employee Stock Ownership Plan, which is available for all eligible employees. This stock grant plan gives our executives an opportunity to share directly in the growth of the Company through stock ownership. The Company’s stock contributions for a particular calendar year are made in the first quarter of such year. Under the plan, each participant is subject to a six year vesting schedule.

Retiree Medical Benefits.  The Company provides a company-funded health reimbursement account for eligible retirees. Of the named executive officers, Lawrence I. Sills, James J. Burke and Dale Burks are eligible to receive benefits under this plan upon retirement. No employee hired after January 1, 1995 is eligible under the plan, and accordingly, none of our other named executive officers is eligible to receive any benefits under this program.

Compensation Actions in 2010

After careful analysis, the Compensation Committee determined to use the following companies for peer group comparisons in setting 2010 compensation:

Altra Holdings, Inc.	Ladish Company, Inc.
American Railcar Industries	LB Foster Co.
CIRCOR International Inc.	Parker-Ohio Holdings Corp.
Dorman Products, Inc.	Spartan Motors, Inc.
Drew Industries Inc.	Superior Industries International, Inc.
Insteel Industries, Inc.	WHX Corporation
Keystone Consolidated Industries, Inc.

In determining executive compensation for fiscal 2010, our Compensation Committee evaluated and made its determinations in the context of the Company’s improved 2009 financial and business performance and the improvement in the business conditions of the automotive aftermarket generally. The Compensation Committee also took into consideration each executive’s successful performance of their respective prior year’s MBO objectives and the Company’s ability to continue to make changes and introduce strategic initiatives critical to positioning the Company for future long-term growth.

Base Salary.     Based on the foregoing, the Compensation Committee approved salary increases for our executives for 2010.  In addition, in view of improving Company performance and economic conditions, in January 2011 the Compensation Committee awarded salary increases which raised our named executive officers’ base salaries to the following levels: Mr. Sills, $488,000; Mr. Gethin, $568,000; Mr. Burke, $463,000; Mr. Burks, $368,000; and Mr. Broccole, $353,000.  These increases were based on the Compensation Committee’s evaluation of the individuals’ contributions to the Company’s successes during 2010 and to motivate and retain such individuals.

Annual Incentive Bonuses.      Based on the financial environment and other factors discussed above, the Compensation Committee established, among other things, the following goals for our named executive officers under the MBO for 2010: (a) increase OE/OES sales and overall business; (b) continue to reduce debt and overall expenses; (c) rationalize facilities; (d) streamline operations and improve plant efficiency; (e) increase global sourcing; (f) enhance our enterprise risk management processes; and (g) formalize succession planning. In March 2011, the Compensation Committee determined that the named executive officers had successfully attained their goals by, among other things, (i) successfully achieving plant rationalization initiatives, (ii) successfully increasing global sourcing, and (iii) developing succession plans.  As a result, the Compensation Committee authorized a payout of MBO bonuses at percentages ranging from 122% to 200% of target for 2010.

For 2010, the Compensation Committee established a year-over-year improvement in EVA of $5.7 million and $12.7 million as the target and maximum thresholds, which would result in executive officers receiving an EVA bonus payout at 100% or 200%, respectively, of their respective target amounts.  For 2010, there was an approximately $14.2 million incremental improvement in the Company’s EVA, resulting in a 222% EVA bonus earned for our executives. The improvement from year to year was primarily due to (i) increased revenue and cost reductions resulting in higher net operating profits after tax and (ii) a reduction in average capital employed in the business resulting in a lower capital charge. Because the level of EVA improvements in 2009 had exceeded the 200% maximum threshold amount, each executive had an EVA bonus amount that carried over into 2010. This carried over amount, when added to the 2010 EVA bonus payout, resulted in each executive receiving a maximum EVA bonus payout for 2010 at 200% of target, with additional bonus amounts in excess of such 200% cap being carried over for an executive’s EVA bonus in 2011.

Restricted Stock Awards.  In September 2010, the Compensation Committee awarded the following shares of restricted stock: (a) 2,000 shares to our Chief Executive Officer; (b) 1,875 shares to each of our Chief Operating Officer and Chief Financial Officer; and (c) 1,250 shares to each of our other named executive officers; these restricted stock awards vest after three years.  The amount of the restricted stock awards was based upon the Compensation Committee’s subjective evaluation of each executive’s contribution to the Company during 2010, as well as their respective levels of responsibility.

In addition, in December 2010 the Compensation Committee granted an additional award of 5,000 shares of restricted stock to each of Mr. Burks and Mr. Broccole; these awards vest in increments beginning when the officer reaches the ages of 60 (25% vests), 63 (25% vests) and 65 (balance vests). The Compensation Committee granted these restricted stock awards as a long-term retention tool and to incentivize executive performance through a long-term capital accumulation award.

Performance Share Awards.    In 2010, the Compensation Committee also awarded performance shares to our named executive officers with each receiving a targeted share amount equal to the number of shares of restricted stock awarded to him in September 2010, although actual award payouts may vary from 0% to 200% of the target award amount, depending upon the level of achievement of the performance goal for the three-year measurement period. In order for a named executive officer to receive an actual payout of all or a portion of the performance shares awarded to him in 2010, the Company must achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2010 to December 31, 2012, of at least $102.1 million (i.e., the threshold amount), with a maximum award resulting from achievement of earnings from continuing operations of $153.2 million or more during the specified period.

In 2008, performance shares were awarded to each of our named executive officers in the same amounts as were awarded in 2010, as described above. In order for an executive to receive the target amount of performance shares, the Company needed to achieve earnings from continuing operations before taxes, excluding special items, over the three year period from January 1, 2008 to December 31, 2010 of approximately $75.3 million. In view of the economic downturn and global financial crisis occurring during a significant part of such period, the threshold for payment was not met at the end of the three year period, and no performance shares were paid out in 2010 with respect to the 2008 awards.

Clawback Policy

In March 2011, the Compensation Committee instituted a “clawback” policy with respect to incentive-based compensation. The clawback policy provides that, in the event of a restatement of the Company’s financial results due to a material noncompliance with any financial reporting requirements, the Compensation Committee is entitled to recover from current and former executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financials during the three years preceding the date of the restatement. The Compensation Committee will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the clawback requirements have been finalized by the SEC.

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of our stockholders, we established stock ownership guidelines for our executive officers. Our stock ownership guidelines provide that executive officers are expected to own and hold a number of shares of Company Common Stock with a value that represents: (a) six times the base salary, with respect to our Chief Executive Officer, (b) 50 percent of their base salary, with respect to our Chief Operating Officer and Chief Financial Officer, and (c) 30 percent of their base salary, with respect to each of our other executive officers of the Company. Stock ownership levels are expected to be achieved by each executive officer within a period of time determined at the discretion of the Compensation Committee. We do not allow our executive officers to hedge the economic risk of their stock ownership.

Our stock ownership guidelines also include a mandatory stock holding period policy which requires our executive officers to hold for a period of six months any stock acquired by them upon the exercise of stock options or lapse of restrictions on restricted stock or performance shares, net of the funds necessary to pay the exercise price of stock options or for payment of applicable taxes.

Termination-Based Compensation

We have entered into change in control or severance agreements with John P. Gethin, our President and Chief Operating Officer, and James J. Burke, our Vice President Finance and Chief Financial Officer; none of our other executive officers have any change in control or severance agreements. As discussed in more detail under “Severance and Change of Control Arrangements” below, Messrs. Gethin and Burke are entitled to certain benefits upon the termination of their respective employment pursuant to Severance Compensation Agreements, Retention Bonus and Insurance Agreements and the Supplemental SERP (for Mr. Burke only). These benefits include severance and retention payments, continued health and life insurance coverage for a limited period of time, and (for Mr. Burke only) additional service credit under the Company’s Supplemental SERP.

The Compensation Committee initially adopted, and has maintained, these agreements with Messrs. Gethin and Burke because the Compensation Committee believes that such arrangements protect the interests of these senior executives when a potential change of control could affect their job security. In addition, since the agreements mitigate any concern these executive officers may have in connection with a termination of their employment by us, or a potential loss of employment as a result of a change in control, they promote the interests of stockholders by assuring that these executive officers focus on evaluating opportunities that are in our best interests, without concentrating on individual personal interests, and stay committed to furthering our interests, even if we were to consider a transaction that resulted in a change of control.

In addition, as discussed in more detail under “Severance and Change of Control Arrangements” below, each of our executive officers are eligible to receive termination-related benefits under the Company’s Supplemental Executive Retirement Plan. As stated previously, our 2006 Omnibus Incentive Plan contains provisions that would accelerate the vesting of restricted stock upon certain events, including a change of control of the Company. We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Compensation Committee’s policy to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws. In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

Perquisites and Other Benefits

We provide our executive officers certain perquisites and other benefits. We provide these benefits as an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. The primary perquisite for our executive officers is an allowance for leasing an automobile and reimbursement of related expenses. In addition, we maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, accidental death and dismemberment insurance, dental insurance, 401(K) Capital Accumulation Plan/Profit Sharing plan, and an employee stock purchase plan.

Cautionary Statement

The information appearing in this Compensation Discussion and Analysis, and elsewhere in this proxy statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance stockholder value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance that may be issued by the Company regarding its future earnings, free cash flow or other financial measures.

REPORT OF THE COMPENSATION
AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and that it be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Compensation and Management Development Committee

Robert M. Gerrity, Chairman	Pamela Forbes Lieberman
Frederick D. Sturdivant	William H. Turner
Richard S. Ward	Roger M. Widmann

Executive Compensation

The following table sets forth the annual compensation paid by the Company during fiscal 2010, 2009 and 2008 to our principal executive officer, our principal financial officer and our other most highly compensated executive officers as defined in the regulations of the Securities and Exchange Commission (the “Named Executive Officers”).

Summary Compensation Table for 2010

					Change
					in Pension
					Value and
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Lawrence I. Sills	2010	$473,000	$39,240	$653,642	$–	$64,598	$1,230,480
Chief Executive Officer and	2009	460,000	57,360	676,954	–	28,860	1,223,024
Chairman of the Board	2008	460,000	25,800	129,276	–	36,531	651,607

John P. Gethin	2010	$553,000	$36,788	$512,314	$–	$68,193	$1,170,295
President and	2009	538,000	53,775	544,292	–	36,738	1,172,805
Chief Operating Officer	2008	538,000	24,188	100,548	–	44,692	707,428

James J. Burke	2010	$448,000	$36,788	$432,817	$259,763	$62,200	$1,239,568
Vice President Finance and	2009	438,000	53,775	456,817	64,948	34,880	1,048,420
Chief Financial Officer	2008	438,000	24,188	84,389	132,600	35,212	714,389

Dale Burks	2010	$329,500	$88,375	$280,000	$–	$33,798	$731,673
Vice President Temperature	2009	303,000	35,850	207,900	–	20,895	567,645
Control Division	2008	303,000	16,126	54,772	–	15,630	389,528

Carmine J. Broccole	2010	$340,000	$88,375	$217,063	$–	$36,211	$681,649
Vice President General Counsel	2009	308,000	35,850	196,310	–	23,188	563,348
and Secretary	2008	308,000	16,126	47,490	–	22,282	393,898

(1)
The amounts in this column represent the grant date fair value of stock awards in the applicable year computed in accordance with FASB ASC Topic 718 for the restricted stock awards and performance share awards; the fair value of the performance share awards assumes the achievement of the target level of performance shares as the probable outcome. Assuming the achievement of the maximum level of performance shares, the above amounts for each person would be increased by the following fair value amounts in each of 2010, 2009 and 2008, respectively: (a) $39,240, $57,360 and $25,800 for Mr. Sills; (b) $36,788, $53,775 and $24,188 for each of Messrs. Gethin and Burke; and (c) $24,525,  $35,850 and $16,125 for each of Messrs. Burks and Broccole. The amounts listed in the table do not reflect whether the Named Executive Officers have actually realized a financial benefit from these awards. In particular, for 2008 the amounts listed above include the fair value of performance shares ($25,800 for Mr. Sills, $24,188 for Messrs. Gethin and Burke, and $16,125 for Messrs. Burks and Broccole), which performance shares were not actually issued to these persons since the Company did not meet its performance thresholds at the end of 2010. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” below for more information regarding our stock awards. In accordance with SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.

(2)	The amounts in this column constitute annual cash incentive bonus awards. See “Grants of Plan-Based Awards” below for more information regarding annual incentive bonus awards.

(3)
We do not pay “above market” interest on non-qualified deferred compensation; therefore, this column reflects pension accruals only. The amounts shown are attributable to the change in the actuarial present value of the accumulated benefit under our Supplemental SERP on a year-over-year basis. Mr. Burke is the only participant in the Supplemental SERP.

(4)
The amounts in this column represent (a) car allowances for leased automobiles, (b) Company contributions to the 401(K) Capital Accumulation Plan/Profit Sharing Plan, ESOP and SERP programs on behalf of the Named Executive Officers, and (c) Company payments for life insurance premiums for Messrs. Gethin and Burke. The Company contributions for the last fiscal year into the individual SERP accounts of Messrs. Sills, Gethin, Burke, Burks and Broccole were $49,117, $46,254, $36,052, $16,405 and $16, 161, respectively. The amount attributable to each perquisite for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such officer.

The following table sets forth certain information with respect to stock awards granted to the Named Executive Officers during 2010.

Grants of Plan-Based Awards for 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#) (3)	Grant Date Fair Value (4)
Lawrence I. Sills	9/21/10	–	–	–	1,000	2,000	4,000	–	$19,620
	9/21/10	–	–	–	–	–	–	2,000	$19,620
		$0	$370,000	$740,000	–	–	–	–	–

John P. Gethin	9/21/10	–	–	–	938	1,875	3,750	–	$18,394
	9/21/10	–	–	–	–	–	–	1,875	$18,394
		$0	$290,000	$580,000	–	–	–	–	–

James J. Burke	9/21/10	–	–	–	938	1,875	3,750	–	$18,394
	9/21/10	–	–	–	–	–	–	1,875	$18,394
		$0	$245,000	$490,000	–	–	–	–	–

Dale Burks	9/21/10	–	–	–	625	1,250	2,500	–	$12,263
	9/21/10	–	–	–	–	–	–	1,250	$12,263
	12/1/10	–	–	–	–	–	–	5,000	$63,850
		$0	$140,000	$280,000	–	–	–	–	–

Carmine Broccole	9/21/10	–	–	–	625	1,250	2,500	–	$12,263
	9/21/10	–	–	–	–	–	–	1,250	$12,263
	12/1/10	–	–	–	–	–	–	5,000	$63,850
		$0	$115,000	$230,000	–	–	–	–	–

(1)
Represents possible threshold, target and maximum payout levels for fiscal 2010 under our cash incentive MBO and EVA bonus programs. Bonuses paid to the Named Executive Officers are dependent on the level of achievement of certain individual and company performance objectives. The actual bonuses paid to each Named Executive Officer for 2010 are reported in the Summary Compensation Table for 2010 above. Additional information regarding our cash incentive bonus program is included in “Compensation Discussion and Analysis” above.

(2)
These columns reflect threshold, target and maximum payout levels for performance share awards granted under our 2006 Omnibus Incentive Plan. The performance share awards have a three year vesting period and performance target goals relating to the Company’s earnings from continuing operations before taxes, excluding special items, measured at the end of a three year period. To the extent that the Company does not achieve the threshold level of earnings before taxes at the end of the measuring period, no performance shares will be issued. No performance shares were issued to the Named Executive Officers during 2010 with respect to the performance share awards granted in 2008 because the Company did not achieve the applicable financial goals for the 2008-2010 measuring period. Holders of performance share awards are not entitled to stockholder rights, including voting rights or dividends. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award will be forfeited. Additional information regarding our 2006 Omnibus Incentive Plan is included in the “Compensation Discussion and Analysis” section above.

(3)
This column reflects the number of shares of restricted stock issued under our 2006 Omnibus Incentive Plan. Shares of restricted stock have a three year or longer vesting period and are not entitled to dividends; however, holders of restricted stock are entitled to voting rights. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire unvested portion of the restricted stock award will be forfeited. See related discussion in “Compensation Discussion and Analysis” above. These awards are also described in “Outstanding Equity Awards at Fiscal Year-End” below.

(4)	The FASB ASC Topic 718 value of the awards granted on (a) September 21, 2010 is $9.81 per share and (b) December 1, 2010 is $12.77 per share.

The following table summarizes the equity awards that we have made to our Named Executive Officers which are outstanding as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End for 2010

		Option Awards					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Lawrence I. Sills	2/14/2003	6,666	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	6,250	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	6,250	0	$14.91	(4)	5/24/2014	—	—	—	—
	5/19/2005	6,250	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	6,250	0	$11.61	(4)	5/19/2015	—	—	—	—
	9/8/2008	—	—	—		—	2,000	$27,400	—	—
	9/24/2009	—	—	—		—	2,000	$27,400	2,000	$27,400
	9/21/2010	—	—	—		—	2,000	$27,400	2,000	$27,400

John P. Gethin	2/14/2003	6,000	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	5,625	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	5,625	0	$14.91	(4)	5/24/2014	—	—	—	—
	5/19/2005	1,625	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	5,625	0	$11.61	(4)	5/19/2015	—	—	—	—
	9/8/2008	—	—	—		—	1,875	$25,688	—	—
	9/24/2009	—	—	—		—	1,875	$25,688	1,875	$25,688
	9/21/2010	—	—	—		—	1,875	$25,688	1,875	$25,688

James J. Burke	2/14/2003	4,000	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	3,750	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	3,750	0	$14.91	(4)	5/24/2014	—	—	—	—
	5/19/2005	3,750	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	3,750	0	$11.61	(4)	5/19/2015	—	—	—	—
	9/8/2008	—	—	—		—	1,875	$25,688	—	—
	9/24/2009	—	—	—		—	1,875	$25,688	1,875	$25,688
	9/21/2010	—	—	—		—	1,875	$25,688	1,875	$25,688

		Option Awards					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Dale Burks	2/14/2003	1,600	0	$15.74	(3)	2/14/2011	—	—	—	—
	5/24/2004	3,750	0	$13.55	(5)	5/24/2014	—	—	—	—
	5/24/2004	3,750	0	$14.91	(4)	5/19/2014	—	—	—	—
	5/19/2005	3,750	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	3,750	0	$11.61	(4)	5/19/2015	—	—	—	—
	9/8/2008	—	—	—		—	1,250	$17,125	—	—
	9/24/2009	—	—	—		—	1,250	$17,125	1,250	$17,125
	9/21/2010	—	—	—		—	1,250	$17,125	1,250	$17,125
	12/1/2010	—	—	—		—	5,000	$68,500	5,000	$68,500

Carmine J. Broccole	5/19/2005	1,500	0	$10.55	(5)	5/19/2015	—	—	—	—
	5/19/2005	1,500	0	$11.61	(4)	5/19/2015	—	—	—	—
	9/8/2008	—	—	—		—	1,250	$17,125	—	—
	9/24/2009	—	—	—		—	1,250	$17,125	1,250	$17,125
	9/21/2010	—	—	—		—	1,250	$17,125	1,250	$17,125
	12/1/2010	—	—	—		—	5,000	$68,500	5,000	$68,500

(1)
Shares of restricted stock generally vest on the third anniversary of the date of grant, except that shares of restricted stock granted to Mr. Burks and Mr. Broccole on December 1, 2010 vest in increments upon the executive reaching 60 (25% vests), 63 (25% vests) and 65 (balance vests) years of age. Performance shares vest on the third anniversary of the date of grant, provided that certain performance goals have been met at the end of the three year measuring period. Please refer to “Compensation Discussion and Analysis” above for additional information regarding equity awards granted under our 2006 Omnibus Incentive Plan.

(2)	The market value is based on the closing price of the Company’s Common Stock of $13.70 per share as of December 31, 2010 (the last trading day of 2010).

(3)	These options vested on the third anniversary of the date of grant.

(4)	These options vested on the second anniversary of the date of grant.

(5)	These options vested on the first anniversary of the date of grant.

The following table provides additional information relating to option exercises by our Named Executive Officers and the vesting of restricted stock awards previously granted to the Named Executive Officers during the year ended December 31, 2010.

Option Exercises and Stock Vested for 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Lawrence I. Sills	—	—	2,000	$21,780

John P. Gethin	—	—	1,875	$20,419

James J. Burke	—	—	1,875	$20,419

Dale Burks	—	—	1,250	$13,613

Carmine J. Broccole	—	—	1,250	$13,613

(1)	The market value is based on the closing price of the Company’s Common Stock on the vesting date of such stock awards, or $10.89 per share on October 25, 2010.

The following table shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our Supplemental SERP as of December 31, 2010.

Pension Benefits for 2010

Name	Plan Name(1)	Number of Years Credited Services (2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
Lawrence I. Sills	–	–	–	–

John P. Gethin	–	–	–	–

James J. Burke	Supplemental SERP	31	$2,122,146	$0

Dale Burks	–	–	–	–

Carmine J. Broccole	–	–	–	–

(1)
The Supplemental SERP is an unfunded supplemental retirement program for eligible employees. Mr. Burke is presently the only participant in the Supplemental SERP. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. See “Compensation Discussion and Analysis” above and “Severance and Change of Control Arrangements—Supplemental SERP” below for additional information.

(2)
The number of years of credited service reflects the Named Executive Officer’s actual service with us. We do not credit additional years of service under the Supplemental SERP, other than as may be required under the terms of the Severance Compensation Agreement with Mr. Burke. See “Severance and Change of Control Arrangements” for additional information regarding the Severance Compensation Agreement.

(3)	The amounts reflected in this column represent the benefit the Named Executive Officer has accrued based upon his salary and the number of years of credited service as of December 31, 2010.

The following table shows the aggregate earnings and balances for each of our Named Executive Officers under our Supplemental Executive Retirement Plan as of December 31, 2010.

Nonqualified Deferred Compensation for 2010

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at Last FYE
Lawrence I. Sills	$—	$15,261	$503,761	$—	$3,113,939

John P. Gethin	—	17,446	133,284	—	724,532

James J. Burke	—	12,296	55,776	—	264,010

Dale Burks	—	5,085	10,773	—	59,816

Carmine J. Broccole	—	4,898	3,335	—	25,569
 _________________

(1)	The amounts shown in this column reflect amounts contributed in 2010.

(2)
Earnings are not above market and therefore are not reportable in the Summary Compensation Table. See “Severance and Change of Control Arrangements—Supplemental Executive Retirement Plan (SERP)” below for further information.

Equity Compensation Plan Information

The following table presents a summary of shares of Company Common Stock that may be issued under our existing equity plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders (1)	676,824	(2)	$11.80	195,875

Equity compensation plans not approved by security holders	–		–	–

All plans	676,824	(2)	$11.80	195,875

(1)
Represents shares of the Company’s Common Stock issued or issuable (a) under the 2006 Omnibus Incentive Plan and (b) upon exercise of options outstanding under our 1994 Omnibus Stock Option Plan, 1996 Independent Outside Directors’ Stock Option Plan, 2004 Omnibus Stock Option Plan and 2004 Independent Outside Directors’ Stock Option Plan.

(2)
This amount includes options to purchase 312,024 shares of the Company’s Common Stock issuable under our several stock option plans and 364,800 shares covered by outstanding unvested awards of restricted stock and performance shares issuable under our 2006 Omnibus Incentive Plan.

Severance and Change of Control Arrangements

Severance Compensation Agreements

In December 2001, the Company entered into Severance Compensation Agreements with each of John P. Gethin and James J. Burke. The agreements provide that if a change in control of the Company occurs and, within 12 months thereafter, the executive’s employment is terminated by the Company without cause or by the executive for certain specific reasons, then the executive will receive severance payments and certain other benefits. The specific reasons which allow the executive to resign and receive the benefits are: (1) a reduction or change in status, position or reporting responsibility; (2) a reduction in the executive’s annual rate of base salary; and (3) relocation of more than 15 miles from the Company’s current office.

If the executive resigns for one of the specific reasons, or is terminated without cause, the executive will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period on a pro rata, semi-monthly basis; (2) continued participation for a period of 36 months in group medical, dental and/or life insurance plans; (3) an immediate three years of additional service credit for all purposes under the Company’s Supplemental SERP and any other applicable welfare plans; (4) exclusive use of a company automobile for the duration of the lease then in effect; (5) outplacement services; and (6) accelerated vesting of any unvested options.

For purposes of these agreements, a change in control of the Company means the occurrence of any of the following events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals; or (2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50% of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

Retention Bonus and Insurance Agreements

In December 2006, the Company entered into Retention Bonus and Insurance Agreements with each of John P. Gethin and James J. Burke. The agreements provide, among other things, (1) that each officer will remain an employee of the Company for a term of not less than three additional years after such officer reaches the age of 60 (the “Extension Period”); (2) additional compensation to each officer comprised of one year’s salary plus any applicable bonus at par payable in a lump sum; and (3) extension of the life insurance policies for each of the officers during the Extension Period. The bonus payable under these agreements would be forfeited in the event that the officer’s employment is terminated for any reason, other than a disability, in which case the officer shall be entitled to a pro rata bonus calculated as provided in the respective agreement.

Supplemental Executive Retirement Plan (SERP)

The Company has established a Supplemental Executive Retirement Plan (SERP) for our executive officers and other eligible employees. The purpose of this plan is to enable the Company to supplement the benefits under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. To the extent that an eligible employee retires or is terminated, their accounts in the SERP shall be paid either in a lump sum or over a period of time, at the election of the employee. In the event of a change of control of the Company, the Company shall, as soon as possible, but in no event longer than 60 days following the change of control event, make an irrevocable contribution to a rabbi trust established under the plan in an amount that is sufficient to pay each SERP participant or beneficiary the benefits to which SERP participants or their beneficiaries would be entitled pursuant to the terms of the SERP as of the date on which the change of control event occurred.  Upon a change of control event, each participant’s account shall be fully vested.

Supplemental SERP

The Company maintains an unfunded Supplemental SERP for James J. Burke. The Supplemental SERP provides that, upon Mr. Burke attaining 60 years of age, he will be entitled to a lump sum amount equal to the present value of Mr. Burke’s benefit (determined pursuant to the terms of the Supplemental SERP). If Mr. Burke terminates his employment voluntarily prior to age 60 or is terminated for cause, he will forfeit his benefits under the Supplemental SERP. The benefits under the Supplemental SERP are in addition to benefits payable to participants under the Company’s 401(K) Capital Accumulation Plan/Profit Sharing Plan and SERP. Benefits under the Supplemental SERP will be paid from general corporate funds in the form of a lump sum and are not subject to any deduction for Social Security or other offset amounts.

Retiree Medical Benefits

The Company provides a company-funded health reimbursement account for eligible retirees. Lawrence I. Sills, James J. Burke, and Dale Burks are the only Named Executive Officers eligible to receive benefits under this program.

2006 Omnibus Incentive Plan

As previously discussed under “Compensation Discussion and Analysis” above, we grant our Named Executive Officers shares of restricted stock. Under the terms of the 2006 Omnibus Incentive Plan, any unvested shares of restricted stock will immediately vest upon death, retirement at or after the age of 65, total disability, or upon a change in control of the Company. For purposes of the Incentive Plan, a “change of control” means any of the following events:

(a)	Any person, other than certain designated persons, becomes the beneficial owner of 20% or more of the total voting stock of the Company;

(b)	Individuals who constitute the Board as of May 21, 2010 cease for any reason to constitute at least a majority of the Board, other than in certain circumstances;

(c)
Consummation of a reorganization, merger, or consolidation of the Company or a sale or other disposition of all or substantially all of the assets of the Company, in each case unless, (i) the beneficial owners of the Company before such event hold less than 50% of the voting stock after such event; (ii) no person beneficially owns, directly or indirectly, 20% or more of the total voting stock of the successor entity, except to the extent that such ownership existed prior to the business combination; and (iii) at least a majority of the members of the board of directors of the successor entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such business combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Based upon a hypothetical termination date of December 31, 2010, the severance, termination (without cause), retirement or change of control benefits for our Named Executive Officers would have been as follows:

Estimated Benefits upon Termination Following a Change in Control

Name	Severance Compensation Agreement Amount(1)	Retention Agreement Amount(2)	SERP Amount(3)	Supplemental SERP Amount(4)	Early Vesting of Restricted Stock(5)	Other(6)	Total
Lawrence I. Sills	–	–	$3,113,939	–	$82,200	$69,928	$3,266,067
John P. Gethin	$2,529,000	$0	724,532	–	77,063	113,217	3,443,812
James J. Burke	2,079,000	0	264,010	$2,122,146	77,063	153,823	4,696,041
Dale Burks	–	–	59,816	–	119,875	34,459	214,150
Carmine J. Broccole	–	–	25,569	–	119,875	–	145,444

(1)	This amount represents three times the sum of the executive officer’s 2010 base salary and standard bonus and is payable over a two year period on a semi-monthly basis.

(2)	Neither Mr. Gethin nor Mr. Burke was entitled to any payments under this agreement at December 31, 2010.

(3)	This amount represents the payouts under the SERP which are payable in a lump sum upon termination.

(4)
This amount represents the payouts under the Supplemental SERP, inclusive of the benefit of any additional service credit provided under the Severance Compensation Agreement which are payable in a lump sum upon termination.

(5)
This amount represents the closing price of our Common Stock on December 31, 2010 of $13.70 per share multiplied by the outstanding number of shares of restricted stock for each executive as follows: Mr. Sills – 6,000 shares; Mr. Gethin and Mr. Burke – 5,625 shares; and Mr. Burks and Mr. Broccole – 8,750 shares.

(6)
For Messrs. Gethin and Burke, this amount represents Company payments for (a) group medical, dental and/or life insurance plans for a 36 month period, (b) use of a company automobile for the duration of the lease then in effect, and (c) the cost of outplacement services, pursuant to the terms of the Severance Compensation Agreement. In addition, Messrs. Sills, Burke and Burks are entitled to post-retirement medical benefits, the present value of such amounts are included above.

Risk Considerations in our Compensation Program

Our Compensation and Management Development Committee has analyzed the concept of risk as it relates to our compensation program for all employees. The Committee does not believe our compensation program encourages excessive or inappropriate risk taking because the Company does not use highly leveraged incentives that drive risky short-term behavior. As we discussed previously with respect to our Named Executive Officers in the Compensation Discussion and Analysis, we structure our incentive bonus programs and equity award programs to promote the creation of long-term value and discourage behavior that leads to excessive risk:

•
We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price so that employees do not feel pressured to focus exclusively on stock price performance to the detriment of other important business goals. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash EVA-based bonus is awarded based on the Company’s achievement of financial improvement. For long-term performance, our restricted stock and performance share awards vest over three years or a longer period of time.

•
We cap our annual MBO and EVA bonus payouts at 200% of the applicable target, which we believe also mitigates excessive risk taking by limiting payouts. Moreover, any EVA bonus in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s EVA performance. With respect to EVA bonus payouts, since bonuses tied to EVA are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his or her own bonus compensation through excessive risk taking is constrained.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy relating to the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% or greater stockholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company’s policies and procedures apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Our policy requires that all related party transactions be disclosed to the Nominating and Corporate Governance Committee (with respect to directors) or the Audit Committee (with respect to officers). The applicable Committee then reviews the material facts of such related party transactions and either approves or disapproves of the entry into or ratifies the related party transaction. In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our policy provides that any related party transaction may be consummated or continue if (1) the transaction is approved by the disinterested members of the Board of Directors or (2) the transaction involves compensation approved by the Company’s Compensation and Management Development Committee. No director shall participate in any discussion or approval of a transaction for which he or she is the related party.

Eric Sills, our Vice President Engine Management Division, is the son of our Chairman and Chief Executive Officer, Lawrence I. Sills, and is the nephew of our Directors, Arthur S. Sills and Peter J. Sills. Eric Sills received total compensation of $632,774 for 2010, calculated in the same manner as in the Summary Compensation Table (Base Salary: $293,000; Stock Awards: $88,375; Non-Equity Incentive Plan Compensation: $217,802; All Other Compensation: $33,597). The Compensation and Management Development Committee reviewed and approved this compensation arrangement.

In July 2009, the Company issued $5.4 million aggregate principal amount of 15% unsecured promissory notes to certain directors and executive officers and to the trustees of our Supplemental Executive Retirement Plan on behalf of the plan participants, of which our executive officers are also participants.  The 15% unsecured promissory notes (a) were to mature on April 15, 2011, (b) carried an interest rate of 15%, payable semi-annually, and (c) were generally on the same terms as the Company’s 15% convertible subordinated debentures except that the notes were not convertible into common stock and could be pre-paid. The Company pre-paid the principal outstanding amounts and accrued interest on all of the promissory notes on July 16, 2010.  The purchasers of the promissory notes, the principal amounts of their respective investments in such notes, and the respective amounts of interest paid to them in 2010 are as follows:

•	the trustees of the Company’s Supplemental Executive Retirement Plan on behalf of plan participants—$5,000,000 principal amount and $566,667 in interest paid;
•	William Turner (Director) — $50,000 principal amount and $5,667 in interest paid;
•	Robert Gerrity (Director) — $100,000 principal amount and $11,333 in interest paid;
•	Frederick Sturdivant (Director) — $25,000 principal amount and $2,833 in interest paid;
•	Richard Ward (Director) — $50,000 principal amount and $5,667 in interest paid;
•	Roger Widmann (Director) — $50,000 principal amount and $5,667 in interest paid;
•	John Gethin (President) — $25,000 principal amount and $2,833 in interest paid;
•	James Burke (Chief Financial Officer) — $25,000 principal amount and $2,833 in interest paid;
•	Carmine Broccole (Vice President General Counsel) — $25,000 principal amount and $2,833 in interest paid;
•	Eric Sills (Vice President Engine Management) — $25,000 principal amount and $2,833 in interest paid; and
•	William Fazio (Chief Accounting Officer) — $25,000 principal amount and $2,833 in interest paid.

A committee of disinterested directors reviewed and approved this transaction.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is comprised of six directors who are “independent” as defined under the listing standards of the New York Stock Exchange. The Committee met five times in 2010 and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Committee also reviewed with KPMG LLP, the Company’s independent registered public accounting firm, that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended (AIPCA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee discussed with KPMG LLP the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

William H. Turner, Chairman	Robert M. Gerrity
Pamela Forbes Lieberman	Frederick D. Sturdivant
Richard S. Ward	Roger M. Widmann

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement pursuant to the provisions of Rule 14a-8 of the Exchange Act, stockholder proposals must be received at the Company’s offices no later than the close of business on December 21, 2011. Proposals should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

For any stockholder proposal that is not submitted for inclusion in the next year’s proxy statement, but is instead sought to be presented directly at the 2012 Annual Meeting, rules of the Securities and Exchange Commission permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on March 4, 2012, and advises stockholders in the 2012 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on March 4, 2012. Notice of intention to present proposals at the 2012 Annual Meeting should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

FORM 10-K

The Company’s 2010 Annual Report has been mailed to stockholders. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is included in the 2010 Annual Report and will also be furnished to any stockholder who requests the same free of charge (except for exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged). Requests should be addressed to the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101. The 2010 Annual Report is also available at our website at www.smpcorp.com under “Investor Relations – SEC Filings”.

OTHER MATTERS

On the date this proxy statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the Annual Meeting, it is the intention of the proxy holders named in the proxy card to take such action as shall be in accordance with their best judgment.

By Order of the Board of Directors

Carmine J. Broccole
Vice President General Counsel
and Secretary

Dated: April 19, 2011

Appendix A

Standard Motor Products, Inc.
2006 Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Standard Motor Products, Inc., a New York corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors, and Third Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4
“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8
“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)	Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or Director after reasonable notice to the Participant of that failure;

(b)	Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)	Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)	Breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.9	“Change of Control” means any of the following events:

(a)
The acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.9, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of twenty percent (20%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.9(c); provided, however, the acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power shall not constitute a Change in Control if Standard Motor Products, Inc. maintains a Beneficial Ownership of more than fifty percent (50%) of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors;

(b)
Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(c)
Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (ii) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including individuals deemed to be members of the Incumbent Board by reason of the proviso to paragraph (b) of this Section 2.9) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.10
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11
“Committee” means the Compensation and Management Development Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12	“Company” means Standard Motor Products, Inc., a New York corporation, and any successor thereto as provided in Article 20 herein.

2.13
“Covered Employee” means any salaried Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14	“Director” means any individual who is a member of the Board of Directors of the Company.

2.15	“Effective Date” has the meaning set forth in Section 1.1.

2.16
“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18
“Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the average between the reported high and low selling price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.19	“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.21	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.22
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.23
“Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.24	“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.25	“Nonemployee Director” means a Director who is not an Employee.

2.26
“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.27	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.29	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.30	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.31	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.32
“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.33
“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.34	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.35
“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.36
“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.37
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.38	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.39	“Plan” means the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan.

2.40	“Plan Year” means the calendar year.

2.41
“Prior Plans” means the Company’s (a) 2004 Omnibus Stock Option Plan of Standard Motors Products, Inc., (b) the 1994 Omnibus Stock Option Plan of Standard Motor Products, Inc., (c) the 2004 Standard Motor Products, Inc. Independent Directors Stock Option Plan and (d) the 1996 Standard Motor Products, Inc. Independent Directors’ Stock Option Plan.

2.42	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.43	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant date.

2.44	“Share” means a share of common stock of the Company, $2.00 par value per share.

2.45	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.46
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.47
“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1     General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2     Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3     Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1     Number of Shares Available for Awards.

(a)
Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants under this Plan on or after the Effective Date shall be One Million Nine Hundred Thousand (1,900,000) (the “Share Authorization”).

(b)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be One Million Nine Hundred Thousand (1,900,000) Shares.

(c)
The maximum number of Shares of the Share Authorization that may be issued to Nonemployee Directors shall be one hundred fifty thousand (150,000) Shares, and no Nonemployee Director may receive Awards subject to more than five thousand (5,000) Shares in any Plan Year.

4.2     Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3     Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 and/or 18.2, shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be twenty-five thousand (25,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be twenty-five thousand (25,000).

(c)
Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be ten thousand (10,000).

(d)
Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be ten thousand (10,000) Shares, or equal to the value of ten thousand (10,000) Shares, determined as of the date of vesting or payout, as applicable.

(e)
Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of two hundred fifty thousand dollars ($250,000) or the value of twenty-five thousand (25,000) Shares, determined as of the date of vesting or payout, as applicable.

(f)
Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be twenty-five thousand (25,000) Shares.

4.4     Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1     Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2     Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1     Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).

6.2     Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3     Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

6.4      Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5     Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6     Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7     Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8     Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9     Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1     Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2     SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3     Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4     Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5     Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7     Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1     Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2     Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3     Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4     Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Standard Motor Products, Inc.”

8.5     Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7     Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units/Performance Shares

9.1     Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2     Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3     Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4     Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1   Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2   Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3   Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4   Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5   Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

11.1   Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2   Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12. Performance Measures

12.1   Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share (basic or diluted);
(c)	Net sales or revenue growth;
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency;
(n)	Market share;
(o)	Customer satisfaction;
(p)	Working capital targets; and
(q)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2   Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3   Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4   Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Nonemployee Director Awards

The Board or Committee shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16. Rights of Participants

16.1   Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2   Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3   Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Change of Control

17.1   Change of Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

Upon a Change of Control, except to the extent that another Award meeting the requirements of Section 17.2 (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”), all then-outstanding Stock Options and Stock Appreciation Rights shall immediately become fully vested and exercisable, and all other then-outstanding Awards whose exercisability depends merely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary, or Affiliate shall vest in full and be free of restrictions related to the vesting of such Awards. The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion,  determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of Common Stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of Common Stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of Common Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefore.

17.2   Replacement Awards. An Award shall meet the conditions of this Section 17.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 17.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

17.3   Termination of Employment. Upon a termination of employment or termination of directorship of a Participant occurring in connection with or during the period of two (2) years after such Change of Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Stock Options and Stock Appreciation Rights held by the Participant immediately before the termination of employment or termination of directorship that the Participant held as of the date of the Change of Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Stock Option or SAR, whichever period is shorter; provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 18. Amendment, Modification, Suspension, and Termination

18.1   Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, repurchased (including cash buyout), replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2   Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3   Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4   Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.

Article 19. Withholding

19.1   Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2   Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax withholding that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21. General Provisions

21.1   Forfeiture Events.

(a)
The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

21.2   Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3   Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4   Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5   Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6   Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7   Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8   Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9   Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Anysubplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14 Deferred Compensation. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. Notwithstanding this intent, if any Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

21.15 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

☒           PLEASE MARK VOTES
AS IN THIS EXAMPLE

STANDARD MOTOR PRODUCTS, INC.
REVOCABLE PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2011

The undersigned stockholder of STANDARD MOTOR PRODUCTS, INC.  (the “Company”) hereby appoints LAWRENCE I. SILLS, JOHN P. GETHIN and JAMES J. BURKE, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on this Proxy, all of the shares of the Company’s Common Stock held of record by the undersigned on April 8, 2011 at the Annual Meeting of Stockholders of the Company to be held on May 19, 2011, or at any adjournment thereof.

COMMON

The Board of Directors recommends a vote “FOR” all of the nominees listed in Proposal
No. 1 and “FOR” Proposals No. 2, 3 and 4.

1.           Election of Directors.

For All Nominees	Withhold Vote for All Nominees	For All Except
[___]	[___]	[___]

Robert M. Gerrity, Pamela Forbes Lieberman, Arthur S. Sills, Lawrence I. Sills, Peter J. Sills, Frederick D. Sturdivant, William H. Turner, Richard S. Ward and Roger M. Widmann.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of such nominee(s) in the space provided below.

2.           Approval of amendments to the Standard Motor Products, Inc. 2006 Omnibus Incentive Plan.

FOR	AGAINST	ABSTAIN
[___]	[___]	[___]

3.           Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

FOR	AGAINST	ABSTAIN
[___]	[___]	[___]

4.           Approval of non-binding, advisory resolution on the compensation of our named executive officers.

FOR	AGAINST	ABSTAIN
[___]	[___]	[___]

The Board of Directors recommends a vote of “THREE YEARS” for Proposal No. 5.

5.           Approval of non-binding, advisory resolution on the frequency of advisory votes on the compensation of our named executive officers.

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
[___]	[___]	[___]	[___]

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL NO. 1, “FOR” PROPOSALS NO. 2, 3 AND 4, AND FOR A FREQUENCY OF “THREE YEARS” FOR PROPOSAL NO. 5.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Please be sure to sign and date this Proxy in the box below.

Date:

Stockholder sign above	Co-Owner (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

STANDARD MOTOR PRODUCTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.